UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

SCHEDULE 14A

Proxy Statement Pursuant to Section 14(a) of the

Securities Exchange Act of 1934

(Amendment No.     )

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☐	Definitive Proxy Statement

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☐	Soliciting Material Pursuant to § 240.14a-12

TPC GROUP INC.

(Name of Registrant as Specified In Its Charter)

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November 13, 2012

Dear Stockholder:

On or about November 5, 2012, we mailed to you a definitive proxy statement relating to a special meeting of stockholders of TPC Group Inc. called for the purpose of considering and voting upon, among other things, a proposal to adopt the Agreement and Plan of Merger, dated August 24, 2012, among TPC Group, Sawgrass Holdings Inc., or Parent, and Sawgrass Merger Sub Inc., or Merger Sub, a wholly owned subsidiary of Parent. Parent and Merger Sub are entities formed by investment funds affiliated with First Reserve Corporation and SK Capital Partners.

I am pleased to report that on November 7, 2012, the merger agreement was amended to, among other things, increase the consideration payable to TPC Group stockholders from $40.00 per share in cash to $45.00 per share in cash.

The increased price of $45.00 per share represents a 34.4% premium to TPC Group’s closing stock price on July 24, 2012, the last unaffected trading day prior to media reports of a possible acquisition of TPC Group.

TPC Group’s Board of Directors, after considering the factors more fully described in this supplement and the definitive proxy statement, including the unanimous recommendation of a special committee composed entirely of independent directors, has determined that the amended merger agreement and the transactions contemplated by the amended merger agreement, including the merger, are fair to and in the best interests of TPC Group and our stockholders, has declared advisable the amended merger agreement and has adopted and approved the amended merger agreement and the transactions contemplated by the amended merger agreement, including the merger. The Board of Directors recommends that you vote “FOR” the adoption of the amended merger agreement, “FOR” the adjournment of the special meeting, if necessary or appropriate, to solicit additional proxies if there are insufficient votes to adopt the amended merger agreement at the time of the special meeting and “FOR” the proposal to approve, by non-binding, advisory vote, certain compensation arrangements for TPC Group’s named executive officers in connection with the merger.

The date of the special meeting has not changed and will remain December 5, 2012. Likewise, the record date for the special meeting has not changed and will remain November 1, 2012. This means that only stockholders of record of TPC Group’s common stock at the close of business on November 1, 2012 are entitled to vote on the proposals at the special meeting.

If you have already voted and would like to revoke your proxy or change your vote, you may do so at any time before the special meeting. If you are a stockholder of record, you may change your vote or revoke your proxy at any time before it is voted at the special meeting by submitting a new proxy by telephone or over the Internet after the date of the earlier submitted proxy, signing another proxy card with a later date and returning it to us prior to the special meeting or attending the special meeting and voting in person. If you hold your shares of common stock in “street name,” you should contact your bank, broker or other nominee for instructions regarding how to change your vote. You may also vote in person at the special meeting if you obtain a valid proxy from your bank, broker or other nominee.

Your vote is very important, regardless of the number of shares that you own. We cannot consummate the merger unless the proposal to adopt the amended merger agreement is approved by the affirmative vote of the holders of at least a majority of the outstanding shares of our common stock. The failure of any stockholder to vote in person by ballot at the special meeting, to submit a signed proxy card or to grant a proxy electronically over the Internet or by telephone will have the same effect as a vote “AGAINST” the proposal to adopt the amended merger agreement. If you hold your shares in “street name,” the failure to instruct your bank, broker or other nominee how to vote your shares will have the same effect as a vote “AGAINST” the proposal to adopt the amended merger agreement.

Attached to this letter is a supplement to the definitive proxy statement containing additional and updated information about TPC Group and the amended merger agreement. Please read this document carefully and in its entirety. We also encourage you to review carefully the definitive proxy statement that was previously sent to you. You may also obtain additional information about TPC Group from documents we have filed with the Securities and Exchange Commission.

If you have any questions or need assistance voting your shares of our common stock, please contact Innisfree M&A Incorporated, our proxy solicitor, by calling 888-750-5834 (toll-free) (banks and brokers call collect at 212-750-5833).

On behalf of our Board of Directors, I thank you for your support and appreciate your consideration of this matter.

Sincerely,

Michael E. Ducey

Chairman of the Board

Neither the U.S. Securities and Exchange Commission nor any state securities regulatory agency has approved or disapproved of the transactions described in this document, including the merger, or determined if the information contained in this document is accurate or adequate. Any representation to the contrary is a criminal offense.

This supplement is dated November 13, 2012.

YOUR VOTE IS IMPORTANT

WHETHER OR NOT YOU EXPECT TO ATTEND THE SPECIAL MEETING IN PERSON, WE URGE YOU TO SUBMIT YOUR PROXY AS PROMPTLY AS POSSIBLE (1) THROUGH THE INTERNET, (2) BY TELEPHONE OR (3) BY MARKING, SIGNING AND DATING THE ENCLOSED PROXY CARD AND RETURNING IT IN THE POSTAGE-PAID ENVELOPE PROVIDED. You may revoke your proxy or change your vote at any time before the special meeting. If your shares are held in the name of a bank, broker or other nominee, please follow the instructions on the voting instruction card furnished to you by such bank, broker or other nominee, which is considered the stockholder of record, in order to vote. As a beneficial owner, you have the right to direct your broker or other agent on how to vote the shares in your account. Your broker or other agent cannot vote on any of the proposals, including the proposal to adopt the amended merger agreement, without your instructions.

If you fail to return your proxy card, grant your proxy electronically over the Internet or by telephone or vote by ballot in person at the special meeting, your shares will not be counted for purposes of determining whether a quorum is present at the special meeting. If you are a stockholder of record, voting in person by ballot at the special meeting will revoke any proxy that you previously submitted. If you hold your shares through a bank, broker or other nominee, you must obtain from the record holder a valid proxy issued in your name in order to vote in person at the special meeting.

We urge you to read this supplement, the annexes to this supplement, the definitive proxy statement, the annexes to the definitive proxy statement and the documents incorporated by reference into this supplement and the definitive proxy statement. If you have any questions concerning the merger, the special meeting, this supplement or the definitive proxy statement, would like additional copies of this supplement or the definitive proxy statement or need help voting your shares of common stock, please contact our proxy solicitor:

Innisfree M&A Incorporated

501 Madison Avenue, 20th floor

New York, NY 10022

Stockholders, call toll-free: 888-750-5834

Banks and brokers, call collect: 212-750-5833

-i-

SUPPLEMENT TO DEFINITIVE PROXY STATEMENT

Explanatory Note

This supplement to the Definitive Proxy Statement on Schedule 14A filed by TPC Group Inc. on November 5, 2012, which we refer to as the definitive proxy statement, is being provided to you because TPC Group has entered into Amendment No. 1 to the Agreement and Plan of Merger, dated November 7, 2012, by and among the Company, Sawgrass Holdings Inc., a Delaware corporation, and Sawgrass Merger Sub Inc., a Delaware corporation. This supplement, the annexes to this supplement and the documents referred to in this supplement should be read in conjunction with the definitive proxy statement, the annexes to the definitive proxy statement and the documents referred to in the definitive proxy statement, each of which should be read in its entirety. Except as otherwise described in this supplement, the annexes to this supplement or the documents referred to in this supplement, the definitive proxy statement, the annexes to the definitive proxy statement and the documents referred to in the definitive proxy statement are not otherwise modified, supplemented or amended. To the extent information in this supplement differs from, updates or conflicts with information contained in the definitive proxy statement, the information in this supplement is the more current information.

Except as otherwise specifically noted in this supplement, “TPC Group,” “we,” “our,” “us” and similar words in this supplement refer to TPC Group Inc. including, in certain cases, our subsidiaries. Throughout this supplement we refer to Sawgrass Holdings Inc. as “Parent” and Sawgrass Merger Sub Inc. as “Merger Sub.” In addition, throughout this supplement we refer to the merger between TPC Group and Merger Sub as the “merger.” We also refer to the Agreement and Plan of Merger, dated as of August 24, 2012, among TPC Group, Parent and Merger Sub, as the “original merger agreement,” Amendment No. 1 to the Agreement and Plan of Merger, dated November 7, 2012, as the “amendment” and the original merger agreement, as amended by the amendment, as the “merger agreement.”

Additional Questions and Answers About the Special Meeting and the Merger

The following additional questions and answers are intended to address some commonly asked questions regarding the merger, the amendment and the special meeting. These questions and answers may not address all questions that may be important to you as a TPC Group stockholder. We urge you to read carefully the more detailed information contained elsewhere in this supplement, the annexes to this supplement, the definitive proxy statement, the annexes to the definitive proxy statement and the documents we incorporate by reference into this supplement and the definitive proxy statement.

Q:	Why am I receiving this supplement?

A:	The Board of Directors is furnishing this supplement and white proxy card because on November 7, 2012, TPC Group, Parent and Merger Sub entered into an amendment to the original merger agreement. This supplement provides information about the amendment and updates the definitive proxy statement.

Q.	What is the effect of the amendment?

A.	The amendment increased the consideration to be paid to TPC Group stockholders for their shares of common stock if the merger is completed to $45.00 per share in cash, without interest, which we refer to as the amended per share merger consideration, less any applicable withholding taxes, from $40.00 per share in cash, without interest, which we refer to as the original per share merger consideration, less any applicable withholding taxes.

In addition, the amendment increased the termination fee TPC Group must pay to Parent in certain circumstances from $19 million to $24 million (less any expenses reimbursed). TPC Group will be required to pay Parent the increased termination fee in the circumstances described in the definitive proxy statement under “The Merger Agreement—Company Termination Fee.” TPC Group will also be required to pay Parent the increased termination fee if both of the following conditions are met:

•

the merger agreement is terminated either (1) by TPC Group or Parent because the merger agreement is not adopted by our stockholders at the special meeting or any adjournment or postponement thereof or by Parent because TPC Group has breached its covenants with respect to delivery of proxy materials or holding of the special meeting and such breach results in a failure of a condition to Parent’s and Merger Sub’s obligations to effect the merger to be satisfied or (2) by TPC Group or Parent if the merger has not been completed by February 24, 2013 at a time when the merger agreement is terminable by Parent in circumstances described in clause (1); and

•

prior to or within 270 days of such termination, TPC Group enters into any definitive agreement with respect to, or consummates any acquisition proposal with, Innospec Inc., or Innospec, Blackstone Management Associates VI LLC, or Blackstone, or any of their respective affiliates (regardless of whether any acquisition proposal made prior to the special meeting was publicly withdrawn prior to the special meeting or the event giving rise to such right of termination).

The amendment also increased the cap on the amount of expenses of Parent that TPC Group would be required to reimburse in certain circumstances from $2.5 million to $10 million.

Q:	What will I receive in the merger?

A:	Upon completion of the merger, you will be entitled to receive the amended per share merger consideration of $45.00 in cash, without interest, less any applicable withholding taxes, for each share of common stock that you own, unless you have properly exercised and not withdrawn your appraisal rights under the DGCL with respect to such shares. For example, if you own 100 shares of common stock, you will receive $4,500.00 in cash in exchange for your shares of common stock, less any applicable withholding taxes.

Q:	How does the amended per share merger consideration compare to the market price of TPC Group common stock prior to the announcement of the original merger agreement?

A:	The amended per share merger consideration represents a 34.4% premium to TPC Group’s closing stock price on July 24, 2012, the last unaffected trading day prior to media reports of a possible acquisition of TPC Group.

Q:	What do I need to do now?

A:	We urge you to read this supplement, the annexes to this supplement, the definitive proxy statement, the annexes to the definitive proxy statement and the documents we incorporate by reference into this supplement and the definitive proxy statement carefully and consider how the merger affects you. Then complete, sign, date and return, as promptly as possible, the enclosed proxy card in the accompanying reply envelope or grant your proxy electronically over the Internet or by telephone, so that your shares can be voted at the special meeting. If you hold your shares in “street name,” please refer to the voting instruction forms provided by your bank, broker or other nominee to vote your shares. Please do not send your stock certificates with your proxy card.

Q:	How does TPC Group’s Board of Directors recommend that I vote?

A:

TPC Group’s Board of Directors, after considering the factors more fully described in this supplement and the definitive proxy statement, including the unanimous recommendation of a special committee composed entirely of independent directors, has determined that the merger agreement and the transactions contemplated by the merger agreement, including the merger, are fair to and in the best interests of, TPC Group and our stockholders, has declared advisable the merger agreement and has adopted and approved the merger agreement and the transactions contemplated by the merger agreement, including the merger. The Board of Directors recommends that you vote “FOR” the adoption of the merger agreement, “FOR” the adjournment of the special meeting, if necessary or appropriate, to solicit additional proxies if there are insufficient votes to adopt the merger agreement at the time of the special meeting and “FOR” the proposal to approve, by non-binding, advisory vote, certain compensation arrangements for TPC Group’s named executive officers in connection with the merger.

Q:	Has the date of the special meeting of stockholders changed from what was included in the definitive proxy statement?

A:	No. The date of the special meeting has not changed and will remain December 5, 2012.

Q:	Who is entitled to vote at the special meeting?

A:	Only stockholders of record as of the close of business on November 1, 2012 are entitled to notice of the special meeting and to vote at the special meeting or at any adjournment or postponement thereof. Each holder of TPC Group common stock is entitled to cast one vote on each matter properly brought before the special meeting for each share of TPC Group common stock that such holder owned as of the record date.

Q:	How may I vote?

A:	If you are a stockholder of record (that is, if your shares of common stock are registered in your name with American Stock Transfer & Trust Company, LLC, our transfer agent), there are four ways to vote:

•	By attending the special meeting and voting in person by ballot;

•	By visiting the Internet at the address on your proxy card;

•	By calling toll-free (within the U.S. or Canada) at the phone number on your proxy card; or

•	By completing, dating, signing and returning the enclosed proxy card in the accompanying prepaid reply envelope.

A control number, located on your proxy card, is designed to verify your identity and allow you to vote your shares of common stock, and to confirm that your voting instructions have been properly recorded when voting over the Internet or by telephone. Please be aware that, although there is no charge for voting your shares, if you vote over the Internet or by telephone, you may incur costs such as telephone and Internet access charges for which you will be responsible.

Even if you plan to attend the special meeting in person, you are strongly encouraged to vote your shares of common stock by proxy. If you are a record holder or if you obtain a valid proxy to vote shares which you beneficially own, you may still vote your shares of common stock in person at the special meeting even if you have previously voted by proxy. If you are present at the special meeting and vote in person, your previous vote by proxy will not be counted.

If your shares are held in “street name” through a broker, bank or other nominee, you may vote through your broker, bank or other nominee by completing and returning the voting form provided by your broker, bank or other nominee, or by the Internet or telephone through your broker, bank or other nominee if such a service is provided. To vote via the Internet or telephone through your broker, bank or other nominee, you should follow the instructions on the voting form provided by your broker, bank or nominee.

Q:	What is the status of Innospec’s proposal?

A:	In connection with and pursuant to the amendment, TPC Group terminated discussions and negotiations with, and has ceased providing due diligence information to, Innospec and Blackstone and their respective representatives with respect to Innospec’s previously submitted non-binding expression of interest to acquire all of TPC Group’s common stock for an all-cash purchase price in the range of $44.00 to $46.00 per share.

In reaching its decision to approve the amendment and to terminate discussions with Innospec and Blackstone in connection with the entry into the amendment, the Board noted the following aspects, among others, of the merger agreement and the merger:

•

that the $45.00 per share merger consideration provides an opportunity for holders of our common stock to realize $5.00 of additional cash value above the original $40.00 per share merger consideration;

•	that the merger would likely be consummated in 2012 if TPC Group stockholders adopt the merger agreement at the special meeting on December 5, 2012; and

•	that Parent had received revised executed commitment letters from its debt and equity financing sources with respect to the amended per share merger consideration.

The Board noted the following aspects associated with Innospec’s non-binding expression of interest:

•	that while Innospec had indicated a price as high as $46.00 per share, it also indicated a price as low as $44.00 per share;

•	that Innospec’s expression of interest was non-binding and it could decide not to make a definitive proposal;

•	that the timing of the closing of any transaction with Innospec was uncertain and was likely to be later than the time when a transaction with Parent and Merger Sub was likely to close;

•	that Innospec had not provided financing commitments with respect to its expression of interest;

•	that the other terms and conditions of any Innospec proposal, if made, were unknown; and

•

that, in light of the factors described above, there was more uncertainty whether a transaction with Innospec, assuming it made a definitive proposal, would ultimately close, compared to the proposed transaction with Parent and Merger Sub.

The Board also considered that if it did not approve the amendment with Parent and Merger Sub in order to permit it to continue discussions with Innospec and Innospec subsequently decided not to make a definitive proposal, then Parent and Merger Sub might be less likely to agree to increase the proposed merger consideration to $45.00, if at all.

Moreover, the Board noted that the merger agreement would not prohibit the Board from entering into discussions and negotiations with, and providing further information to, Innospec or Blackstone in response to any revised acquisition proposal that Innospec or Blackstone might make, if the Board determined pursuant to the same provisions of the merger agreement that applied at the time Innospec made its October 5, 2012 expression of interest, that, among other things, such revised proposal either constitutes a superior proposal or would reasonably be expected to lead to a superior proposal.

Please see “Recommendation of Our Board of Directors and Reasons for the Merger.”

Q:	Who can help answer my questions?

A:	If you have any questions concerning the merger, the special meeting, this supplement or the definitive proxy statement, would like additional copies of this supplement or the definitive proxy statement or need help voting your shares of common stock, please contact our proxy solicitor:

Innisfree M&A Incorporated

501 Madison Avenue, 20th floor

New York, NY 10022

Stockholders, call toll-free: 888-750-5834

Banks and brokers, call collect: 212-750-5833

Forward-Looking Statements

This supplement and the definitive proxy statement, and the documents incorporated by reference in this supplement and the definitive proxy statement, as well as information included in oral statements or other written statements made or to be made by us or on our behalf, contain “forward-looking statements” that do not directly or exclusively relate to historical facts. You can typically identify forward-looking statements by the use of forward-looking words, such as “may,” “should,” “could,” “project,” “believe,” “anticipate,” “expect,” “estimate,” “continue,” “potential,” “plan,” “forecast” and other words of similar import. Stockholders are cautioned that any such forward-looking statements are not guarantees of future performance and may involve significant risks and uncertainties, and that actual results may vary materially from those in the forward-looking statements. These risks and uncertainties include, but are not limited to, the risks detailed in our filings with the SEC, including in our most recent filings on Forms 10-Q and 10-K, factors and matters described or incorporated by reference in this supplement or the definitive proxy statement, and the following factors:

•

the inability to complete the merger due to the failure to obtain stockholder approval or failure to satisfy the other conditions to the completion of the merger, including receipt of required regulatory approvals;

•

the occurrence of any event, change or circumstance that could give rise to the termination of the merger agreement and the possibility that we would be required to pay a $24 million termination fee in connection therewith;

•	the outcome of any legal proceedings that may be instituted against us and others related to the merger agreement;

•

the failure by Parent to obtain the necessary equity and debt financing set forth in the commitment letters received in connection with the merger, or alternative financing, or the failure of any such financing to be sufficient to complete the merger and the other transactions contemplated by the merger agreement;

•	risks that the proposed transaction disrupts our current plans and operations or affects our ability to retain or recruit key employees;

•	the effect of the announcement or pendency of the merger on our business relationships, operating results and business generally;

•	the amount of the costs, fees, expenses and charges related to the merger agreement or the merger;

•	risks related to diverting management’s or employees’ attention from ongoing business operations;

•	risks that our stock price may decline significantly if the merger is not completed;

•	changes in feedstock supply, consumer demand and prices for our feedstocks and products;

•	changes in laws or governmental actions; and

•	changes enacted by the Securities and Exchange Commission (“SEC”), the Financial Accounting Standards Board or other regulatory or accounting bodies

Consequently, all of the forward-looking statements we make in this supplement and the definitive proxy statement are qualified by the information contained or incorporated by reference herein, including, but not limited to (a) the information contained under this heading and (b) the information contained under the headings “Risk Factors” and “Business” and information in our consolidated financial statements and notes thereto included in our most recent filings on Forms 10-Q and 10-K (see “Where You Can Find More Information”). No assurance can be given that these are all of the factors that could cause actual results to vary materially from the forward-looking statements.

Except as required by applicable law, we undertake no obligation to publicly update forward-looking statements, whether as a result of new information, future events or otherwise. TPC Group stockholders are advised, however, to consult any future disclosures we make on related subjects as may be detailed in our other filings made from time to time with the SEC.

Update to Background of the Merger

The definitive proxy statement describes the background of the merger up to and including November 2, 2012, the date of the definitive proxy statement. The discussion below supplements that description.

On November 5, 2012, TPC Group filed the definitive proxy statement with the SEC and commenced mailing the definitive proxy statement and form of proxy to TPC Group stockholders.

From October 9, 2012 through November 7, 2012, Innospec conducted extensive due diligence. In addition, during this period, at the direction of the special committee of the Board of Directors, which we refer to as the Committee, representatives of Perella Weinberg Partners LP, or Perella Weinberg, from time to time talked with representatives of First Reserve and SK Capital and encouraged Parent and Merger Sub to increase the proposed merger consideration.

Late in the evening on November 5, 2012, Parent and Merger Sub delivered a letter to TPC Group proposing an amendment to the original merger agreement. The proposal provided that it was open for acceptance by TPC Group until 5:00 pm (New York time) on November 7, 2012. The proposed amendment contemplated that:

•	the original per share merger consideration would be increased to $44.00 per share;

•

the termination fee payable by TPC Group under certain circumstances would be increased from $19 million (i.e., approximately 3% of the original aggregate equity value at $40.00 per share) to $28 million (i.e., approximately 4% of the proposed aggregate equity value at $44.00 per share), and the circumstances under which TPC Group would be required to pay the termination fee would be expanded to include, among other things, the termination of the merger agreement due to the failure of TPC Group stockholders to adopt the merger agreement, even if no alternative proposal to acquire TPC Group was outstanding at the time of the special meeting, and even if an alternative acquisition proposal was not ultimately consummated;

•

TPC Group would be required to immediately cease and terminate any existing discussions or negotiations with, and cease providing any information to, Innospec and Blackstone with respect to the existing Innospec proposal; and

•	TPC Group would comply with the applicable provisions of the merger agreement with respect to any revised inquiry, proposal or offer from Innospec or Blackstone.

The proposal letter also stated that Parent and Merger Sub stood ready to close the modified transaction promptly following receipt of the approval of TPC Group stockholders. The proposed amendment was accompanied by revised equity and debt commitment letters to provide funding for the additional merger consideration.

On November 6, 2012, the Committee, met, with representatives of Perella Weinberg and Skadden Arps in attendance, to discuss and consider the proposal from Parent and Merger Sub to amend the original merger agreement. After discussion, the Committee instructed Perella Weinberg to make the following counter-proposal to Parent and Merger Sub:

•	the original merger consideration would be increased to $46.00 per share;

•

the termination fee payable by TPC Group in certain circumstances would be increased by an amount proportionate to the increase in the merger consideration (i.e., the termination fee would remain approximately 3% of the proposed aggregate equity value at $46.00 per share);

•

the circumstances under which TPC Group would be required to pay the termination fee would not be amended, but the amount of the cap on expenses of Parent that TPC Group would be required to reimburse in certain circumstances would be increased from $2.5 million to $5 million;

•	Parent and Merger Sub would commit to close the transaction in 2012;

•

TPC Group would agree to cease and terminate any existing discussions or negotiations with, and cease providing any information to, Innospec and Blackstone with respect to the existing Innospec proposal; and

•	TPC Group would comply with the applicable provisions of the merger agreement with respect to any revised inquiry, proposal or offer from Innospec or Blackstone.

Later in the day, the members of the Committee updated the other independent directors regarding the proposal from Parent and Merger Sub and the proposed counterproposal.

Over the next 24 hours representatives of Perella Weinberg held several discussions with representatives of Parent and Merger Sub regarding the Committee’s counter-proposal. During this period Perella Weinberg updated, and received guidance from, the Committee regarding the discussions. In addition to discussing the parties’ respective positions on the issues listed above, Perella Weinberg and Parent discussed TPC Group’s additional proposal that the reverse termination fee payable by Parent under certain circumstances be increased by an amount proportionate to the increase in the termination fee.

Following these discussions, Parent and Merger Sub made the following proposal on the afternoon of November 7, 2012:

•	the original merger consideration would be increased to $45.00 per share;

•	the termination fee would be increased to $24 million (i.e., approximately 3.4% of the proposed aggregate equity value at $45.00 per share);

•

the circumstances under which TPC Group would be required to pay the termination fee would be expanded to provide for payment of the termination fee if the merger agreement is terminated following the failure of the stockholders of the Company to adopt the merger agreement, regardless of the status of the Innospec proposal at the time of the special meeting, or following the breach by TPC Group of its covenants under the merger agreement with respect to delivery of proxy materials or holding of the special meeting, and in any such case within 270 days of such termination TPC Group enters into any definitive agreement with respect to, or consummates, any acquisition proposal with Innospec or Blackstone or any of their respective affiliates;

•	the cap on the amount of expenses of Parent that TPC Group would be required to reimburse under certain circumstances would be increased to $10 million;

•	the reverse termination fee payable by Parent under certain circumstances would not be increased;

•

TPC Group would be required to immediately cease and terminate any existing discussions or negotiations with, and cease providing any information to, Innospec and Blackstone with respect to the existing Innospec proposal; and

•	TPC Group would comply with the applicable provisions of the merger agreement with respect to any revised inquiry, proposal or offer from Innospec or Blackstone.

Parent and Merger Sub also stated that although it is their intention to close the transaction in 2012 and that under the terms of the merger agreement they would be required to close the transaction in 2012 if the merger agreement is adopted by the Company’s stockholders on December 5, 2012 and the other closing conditions are satisfied, they were not willing to modify the provisions of the original merger agreement to impose any requirement to close in 2012 in any other circumstances.

Later on November 7, 2012, the Board of Directors and the Committee met, with representatives of Perella Weinberg, Baker Botts and Skadden Arps in attendance, to discuss and consider the modified proposed amendment to the original merger agreement. Messrs. McDonnell and Allspach recused themselves from the meeting. During the meeting, representatives of Skadden Arps reviewed certain legal matters, including the Board’s fiduciary duties in connection with the proposed amendment. Representatives of Perella Weinberg reviewed with the Board the financial analyses it had performed, utilizing multiple methodologies, in coming to the conclusions set forth in its fairness opinion relating to the amended merger consideration, as described in “Opinion of Perella Weinberg Partners LP” below. Perella Weinberg then delivered its oral opinion to the Board (which was subsequently confirmed in writing by delivery of Perella Weinberg’s written opinion dated November 7, 2012), to the effect that, as of the date of the opinion and subject to the assumptions, qualifications and limitations contained in the opinion, the consideration to be received by the stockholders of TPC Group (other than Parent, Merger Sub, any direct or indirect wholly owned subsidiary of Parent, First Reserve and its affiliates and SK Capital and its affiliates, which we collectively refer to as the Parent affiliates) in the merger was fair from a financial point of view to such stockholders. Representatives of Skadden Arps, Baker Botts and Perella Weinberg also discussed with the Board the timeframe within which a transaction with Parent and Merger Sub could be expected to be consummated and the timeframe within which a transaction with Innospec could be expected to be consummated. Representatives of Perella Weinburg discussed discount factors that might be applied to reflect the greater value to stockholders of a transaction closing earlier compared to one closing later. The Board discussed the fact that the amendment would require the Company to cease and terminate any existing discussions or negotiations with, and to cease providing any information to, Innospec and Blackstone with respect to the existing Innospec proposal. However, the Board noted that Innospec and Blackstone had already been provided access to more information than Parent and Merger Sub had received prior to execution of the original merger agreement and that, on October 21, 2012, Innospec had indicated it might need an additional six weeks to complete its due diligence process, as well as the fact that the merger agreement would not prohibit the Board from entering into discussions and negotiations with, and providing further information to, Innospec in response to any revised acquisition proposal that Innospec might make, if the Board determined, pursuant to the same provisions of the merger agreement that applied at the time Innospec made its October 5, 2012 expression of interest, that, among other things, such revised proposal either constitutes a superior proposal or would reasonably be expected to lead to a superior proposal. Following discussion, the Committee unanimously determined that the merger agreement, and the transactions contemplated by the merger agreement, including the merger, are fair to and in the best interests of TPC Group and its stockholders and recommended to the Board that it approve, adopt and declare advisable the amendment and the transactions contemplated by the merger agreement, including the merger. After considering the factors more fully described in this supplement and the definitive proxy statement, including the unanimous recommendation of the Committee, the full Board (other than the two members of the Board who are also members of management, who recused themselves from the meeting) unanimously determined that following the amendment, the existing Innospec proposal would no longer reasonably be expected to lead to a superior proposal, and that the merger agreement and the transactions contemplated by the merger agreement, including the merger, are fair to, advisable and in the best interests of, TPC Group and its stockholders, and adopted and approved the amendment and the transactions contemplated by the merger agreement, including the merger.

After the parties finalized the form of, and exchanged the final versions of, the amendment, the amendment was executed by the parties thereto.

TPC Group issued a press release before the opening of trading on November 8, 2012 announcing the amended terms of the merger agreement.

Recommendation of Our Board of Directors and Reasons for the Merger

The Board of Directors recommends that you vote “FOR” the adoption of the merger agreement and “FOR” the proposal to adjourn the special meeting to solicit additional proxies.

TPC Group’s Board of Directors, after considering the factors described in this supplement and the definitive proxy statement, including the unanimous recommendation of a special committee composed entirely of independent directors, has determined that the merger agreement and the transactions contemplated by the merger agreement, including the merger, are fair to and in the best interests of, TPC Group and our stockholders, has declared advisable the merger agreement and has adopted and approved the merger agreement and the transactions contemplated by the merger agreement, including the merger.

In reaching its decision to approve the amendment and the merger agreement and recommend adoption of the merger agreement by our stockholders, the Board of Directors consulted with our management, as well as with its outside legal and financial advisors, and considered a number of factors, including, but not limited to, the factors described in “The Merger—Recommendation of Our Board of Directors and Reasons for the Merger” in the definitive proxy statement as well as the following material factors (not necessarily in order of relative importance):

•

That the $45.00 per share merger consideration provides an opportunity for holders of our common stock to realize $5.00 of additional cash value above the original $40.00 per share merger consideration.

•

That the per share merger consideration represented a 34.4% premium to our closing stock price on July 24, 2012, the last unaffected trading day prior to media reports of a possible acquisition of TPC Group.

•

The financial analyses presented to the Board of Directors by Perella Weinberg, as well as the opinion of Perella Weinberg, dated November 7, 2012, to the Board of Directors to the effect that, as of that date, and based upon and subject to the various assumptions made, procedures followed, matters considered and qualifications and limitations set forth therein, the $45.00 per share merger consideration to be received by the holders of TPC Group common stock (other than any of the Parent Affiliates) pursuant to the merger agreement was fair, from a financial point of view, to such holders, as more fully described below under the caption “Opinion of Perella Weinberg Partners LP.”

•

The likelihood that the merger would be consummated in 2012 if TPC Group stockholders adopt the merger agreement at the special meeting on December 5, 2012 and the other conditions to closing are satisfied based on, among other things, the receipt of regulatory approvals and of new executed commitment letters from Parent’s sources of debt and equity financing for the merger with respect to the amended per share merger consideration, and the terms of the commitment letters, including the limited number and nature of conditions to the debt financing, and the reputations of the debt and equity financing sources which, in the reasonable judgment of the Board of Directors, increase the likelihood of such financings being completed, as compared to the uncertainty regarding whether a transaction with Innospec, assuming it made a definitive proposal, would ultimately close, in light of the factors described in the following bullet.

•	The following aspects associated with Innospec’s non-binding expression of interest:

•	that while Innospec had indicated a price as high as $46.00 per share, it also indicated a price as low as $44.00 per share;

•	that Innospec’s expression of interest was non-binding and it could decide not to make a definitive proposal;

•	that the timing of the closing of any transaction with Innospec was uncertain and was likely to be later than the time when a transaction with Parent and Merger Sub was likely to close;

•	that Innospec had not provided financing commitments with respect to its expression of interest;

•	that the other terms and conditions of any Innospec proposal, if made, were unknown; and

•

that, in light of the factors described above, there was more uncertainty whether a transaction with Innospec, assuming it made a definitive proposal, would ultimately close, compared to the proposed transaction with Parent and Merger Sub.

•

TPC Group’s continued right to engage in negotiations with, and provide information to, a third party (including Innospec or Blackstone in response to any revised acquisition proposal that Innospec or Blackstone might make) that makes a written unsolicited acquisition proposal if the Board of Directors determines in good faith (after consultation with its outside financial advisor and its outside legal counsel) that failure to do so would reasonably likely be inconsistent with its fiduciary obligations under applicable law and that the acquisition proposal either constitutes a superior proposal or would reasonably be expected to lead to a superior proposal.

•

That the increase in merger consideration would provide an incentive to any third party (including Innospec) that might make a competing proposal to acquire TPC Group to do so at a price in excess of $45.00 per share, rather than in excess of $40.00 per share.

•	TPC Group’s continued right to terminate the merger agreement in order to accept a superior proposal, subject to certain conditions and payment of a termination fee of $24 million to Parent.

•

That if the Board did not approve the amendment with Parent and Merger Sub in order to permit it to continue discussions with Innospec and Innospec subsequently decided not to make a definitive proposal, then Parent and Merger Sub might be less likely to agree to increase the proposed merger consideration to $45.00, if at all.

•

That the special committee unanimously determined that the amendment and the transactions contemplated by the merger agreement, including the merger, are advisable, desirable and in the best interests of, TPC Group and our stockholders and recommended to the Board of Directors that it approve, adopt and declare advisable the amendment and the merger agreement and the transactions contemplated by the merger agreement, including the merger.

•

That the Board of Directors was advised by Perella Weinberg, as financial advisor, and Baker Botts and Skadden, Arps, as legal advisors, each an internationally recognized firm selected by the Board of Directors.

In reaching its decision to approve the amendment, the Board of Directors also considered the possibility that the increase from $19 million to $24 million in the termination fee payable by us upon the termination of the merger agreement in certain circumstances and the expansion of the circumstances in which such a termination fee would be payable could discourage Innospec from making a revised acquisition proposal and could further discourage other potential acquirers from making a competing bid to acquire us. However, the Board of Directors weighed this possibility against the factors described above—in particular, the likelihood that the merger would be consummated at an increased price of $45.00 per share, compared with the uncertainty as to whether a competing transaction with Innospec would ultimately close—and determined that notwithstanding the possibility that the amendment could discourage other potential acquirers, including Innospec, the amendment and the merger agreement are nonetheless in the best interests of TPC Group and its stockholders. The Board also considered the possibility that we may be required to reimburse up to $10 million of Parent’s expenses, increased from the previous cap of $2.5 million, if the merger agreement is terminated in certain circumstances, even if a competing proposal is not consummated.

The discussion of the information and factors considered by the Board of Directors in this supplement and in the definitive proxy supplement is not intended to be exhaustive, but includes the material factors considered by the Board of Directors. In view of the wide variety of factors considered in connection with its evaluation of the merger and the complexity of these matters, the Board did not find it useful and did not attempt to, and did not, quantify or otherwise assign any relative or specific weights to the various factors that it considered in reaching its determination to approve the merger, the amendment and the merger agreement and to recommend that TPC Group stockholders adopt the merger agreement. In addition, individual members of the Board may have given differing weights to different factors. The Board did not undertake to make any specific determination as to whether any factor, or any particular aspect of any factor, supported or did not support its ultimate determination. The Board based its recommendation on the totality of the information presented.

Opinion of Perella Weinberg Partners LP

The Board of Directors retained Perella Weinberg to act as its financial advisor in connection with the proposed merger. The Board of Directors selected Perella Weinberg based on Perella Weinberg’s qualifications, expertise and reputation and its knowledge of the industries in which TPC Group conducts its business. Perella Weinberg, as part of its investment banking business, is continually engaged in performing financial analyses with respect to businesses and their securities in connection with mergers and acquisitions, leveraged buyouts and other transactions as well as for corporate and other purposes.

On November 7, 2012, Perella Weinberg rendered its oral opinion, subsequently confirmed in writing, to the Board of Directors that, as of such date and based upon and subject to the various assumptions made, procedures followed, matters considered and qualifications and limitations set forth therein, the per share merger consideration to be received by the holders of TPC Group common stock (other than any of the Parent affiliates) pursuant to the merger agreement was fair, from a financial point of view, to such holders.

The full text of Perella Weinberg’s written opinion, dated November 7, 2012, which sets forth, among other things, the assumptions made, procedures followed, matters considered and qualifications and limitations on the review undertaken by Perella Weinberg, is attached as Annex B and is incorporated by reference herein. Holders of TPC Group common stock are urged to read the opinion carefully and in its entirety. The opinion does not address TPC Group’s underlying business decision to enter into the merger agreement or the relative merits of the merger as compared with any other strategic alternative which may have been available to TPC Group. The opinion does not constitute a recommendation to any holder of TPC Group common stock as to how such holder should vote or otherwise act with respect to the merger or any other matter and does not in any manner address the prices at which TPC Group common stock will trade at any time. In addition, Perella Weinberg expressed no opinion as to the fairness of the merger to, or any consideration received in connection with the merger by, any of the Parent affiliates or any other holders of any other class of securities, creditors or other constituencies of TPC Group. Perella Weinberg provided its opinion for the information and assistance of the Board of Directors in connection with, and for the purposes of its evaluation of, the merger. This summary is qualified in its entirety by reference to the full text of the opinion.

In arriving at its opinion, Perella Weinberg, among other things:

•	reviewed certain publicly available financial statements and other business and financial information of TPC Group, including research analyst reports;

•

reviewed certain internal financial statements, analyses, forecasts (referred to as TPC Group forecasts), and other financial and operating data relating to the business of TPC Group, in each case, prepared by TPC Group management;

•	reviewed certainly publicly available financial forecasts relating to TPC Group;

•	discussed the past and current operations, financial condition and prospects of TPC Group with its management and the Board of Directors;

•	compared the financial performance of TPC Group with that of certain publicly traded companies which Perella Weinberg believed to be generally relevant;

•	compared the financial terms of the merger with the publicly available financial terms of certain transactions which Perella Weinberg believed to be generally relevant;

•

reviewed the historical trading prices and trading activity for TPC Group common stock, and compared such price and trading activity of TPC Group common stock with that of securities of certain publicly traded companies which Perella Weinberg believed to be generally relevant;

•	reviewed the premia paid in certain publicly available transactions, which Perella Weinberg believed to be generally relevant;

•

reviewed the original merger agreement and the proposed amendment dated November 5, 2012 as executed and delivered by Parent and Merger Sub (referred to as the initially-proposed amendment to the merger agreement); and

•	conducted such other financial studies, analyses and investigations, and considered such other factors, as Perella Weinberg deemed appropriate.

In arriving at its opinion, Perella Weinberg assumed and relied upon, without independent verification, the accuracy and completeness of the financial and other information supplied or otherwise made available to it (including information that was available from generally recognized public sources) for purposes of its opinion and further relied upon the assurances of TPC Group management that information furnished by them for purposes of Perella Weinberg’s analysis did not contain any material omissions or misstatements of material fact. With respect to the TPC Group forecasts (including forecasts prepared by its management related to TPC Group’s strategic growth project referred to as Project Phoenix)), Perella Weinberg was advised by TPC Group management and assumed, with the consent of the Board of Directors, that such TPC Group forecasts were reasonably prepared on bases reflecting the best currently available estimates and good faith judgments of TPC Group management as to the future financial performance of TPC Group and the other matters covered thereby and Perella Weinberg expressed no view as to the assumptions on which they were based. The TPC Group forecasts used by Perella Weinberg in arriving at its opinion were the same forecasts used by Perella Weinberg in arriving at its opinion dated August 24, 2012 rendered in connection with entry into the original merger agreement. In arriving at its opinion, Perella Weinberg did not make any independent valuation or appraisal of the assets or liabilities (including any contingent, derivative or off—balance—sheet assets and liabilities) of TPC Group, nor was Perella Weinberg furnished with any such valuations or appraisals, nor did Perella Weinberg assume any obligation to conduct, nor did Perella Weinberg conduct, any physical inspection of the properties or facilities of TPC Group. In addition, Perella Weinberg did not evaluate the solvency of any party to the merger agreement, including under any state or federal laws relating to bankruptcy, insolvency or similar matters. Perella Weinberg assumed that the final executed amendment would not differ in any material respect from the initially-proposed amendment to the merger agreement reviewed by Perella Weinberg except that it would reflect the merger consideration of $45.00 per share of TPC Group common stock and that the merger would be consummated in accordance with the terms set forth in the merger agreement, without material modification, waiver or delay. In addition, Perella Weinberg assumed that in connection with the receipt of all the necessary approvals of the proposed merger, no delays, limitations, conditions or restrictions would be imposed that could have an adverse effect on TPC Group. Perella Weinberg relied as to all legal matters relevant to rendering its opinion upon the advice of counsel.

Perella Weinberg’s opinion addressed only the fairness from a financial point of view, as of the date thereof, of the per share merger consideration to be received by holders of TPC Group common stock (other than any of the Parent affiliates) pursuant to the merger agreement. Perella Weinberg was not asked to, nor did it, offer any opinion as to any other term of the merger agreement (or any related agreement) or the form or structure of the merger or the likely timeframe in which the merger would be consummated. In addition, Perella Weinberg expressed no opinion as to the fairness of the amount or nature of any compensation to be received by any officers, directors or employees of any parties to the merger, or any class of such persons, whether relative to the per share merger consideration to be received by holders of TPC Group common stock pursuant to the merger agreement or otherwise. Perella Weinberg did not express any opinion as to any tax or other consequences that may result from the transactions contemplated by the merger agreement or any other related document, nor did Perella Weinberg’s opinion address any legal, tax, regulatory or accounting matters, as to which Perella Weinberg understood TPC Group had received such advice as it deemed necessary from qualified professionals. Perella Weinberg’s opinion did not address the underlying business decision of TPC Group to enter into the merger or the relative merits of the merger as compared with any other strategic alternatives which have been available to TPC Group.

Perella Weinberg’s opinion was necessarily based on financial, economic, market and other conditions as in effect on, and the information made available to Perella Weinberg as of the date of its opinion. It should be understood that subsequent developments may affect Perella Weinberg’s opinion and the assumptions used in preparing it, and Perella Weinberg does not have any obligation to update, revise, or reaffirm its opinion. The issuance of Perella Weinberg’s opinion was approved by a fairness opinion committee of Perella Weinberg.

Summary of Material Financial Analyses

The following is a brief summary of the material financial analyses performed by Perella Weinberg and reviewed by the Board of Directors in connection with Perella Weinberg’s opinion relating to the merger and does not purport to be a complete description of the financial analyses performed by Perella Weinberg. The order of analyses described below does not represent the relative importance or weight given to those analyses by Perella Weinberg. The summaries below effectively supersede the summaries of the material financial analyses performed by Perella Weinberg in connection with its opinion dated August 24, 2012 rendered in connection with entry into the original merger agreement, which superseded summaries are set forth in the definitive proxy statement.

Some of the summaries of the financial analyses include information presented in tabular format. In order to fully understand Perella Weinberg’s financial analyses, the tables must be read together with the text of each summary. The tables alone do not constitute a complete description of the financial analyses. Considering the data below without considering the full narrative description of the financial analyses, including the methodologies and assumptions underlying the analyses, could create a misleading or incomplete view of Perella Weinberg’s financial analyses.

Historical Stock Trading. Perella Weinberg reviewed the historical trading price per share of TPC Group common stock for the twelve month period ending on November 7, 2012, which we refer to as the reference date. Perella Weinberg noted that, in the twelve month period ending on the reference date, the range of trading market prices per share of TPC Group common stock was $18.49 to $47.61 compared to the $45.00 per share merger consideration to be received by the holders of TPC Group common stock pursuant to the merger and the $33.47 closing market price per share of TPC Group common stock (referred to as the unaffected share price) on July 24, 2012 (referred to as the unaffected date), the last unaffected trading day prior to media reports of a possible acquisition of TPC Group at a value equal to $40.00 per share.

The historical stock trading analysis provided general reference points with respect to the trading prices of TPC Group common stock which enabled Perella Weinberg to compare the historical prices with the consideration to be paid to the holders of TPC Group common stock pursuant to the merger.

Analysis of Implied Transaction Premia and Multiples. Perella Weinberg calculated the implied premium represented by the per share merger consideration to be received by the holders of TPC Group common stock in the merger relative to the following:

•	the closing market price per share of TPC Group common stock on the reference date;

•	the closing market price per share of TPC Group common stock on the unaffected date, referred to as the unaffected share price;

•	the highest closing market price per share of TPC Group common stock during the twelve month period ended on the reference date;

•	the lowest closing market price per share of TPC Group common stock during the twelve month period ended on the reference date;

•	the closing market price per share of TPC Group common stock on December 5, 2011, the date that an initial indication of interest was provided by First Reserve and SK Capital;

•

the closing market price per share of TPC Group common stock on January 31, 2012, the date that an initial indication of interest was provided by Parties C and D, as described in “—Background of the Merger” above;

•	the volume weighted average price, or VWAP, per share of TPC Group common stock for each of the one month, two month, three month, six month and one year periods ended on the unaffected date; and

•	the average closing price, or ACP, per share of TPC Group common stock for each of the one month, two month, three month, six month and one year periods ended on the unaffected date.

The results of these calculations are summarized in the following table:

Metric	Share Price	Implied Premium/(Discount)
Closing price on reference date	$44.87	0%
Closing price on unaffected date	$33.47	34%
52—week high	$47.61	(5)%
52—week low	$18.49	143%
Closing price on December 5, 2011	$24.30	85%
Closing price on January 31, 2012	$32.85	37%

VWAP for the Period Ended as of Unaffected Date
1—month	$36.01	25%
2—month	$33.77	33%
3—month	$36.06	25%
6—month	$37.82	19%
1—year	$30.90	46%

ACP for the Period Ended as of Unaffected Date
1—month	$36.55	23%
2—month	$34.76	29%
3—month	$36.23	24%
6—month	$37.77	19%
1—year	$31.69	42%

Perella Weinberg also calculated the implied enterprise value of TPC Group based on the per share merger consideration to be received by the holders of TPC Group common stock in the merger as a multiple of historical and estimated earnings before interest, taxes, depreciation and amortization, or EBITDA, for TPC Group for certain periods described below. Enterprise value for TPC Group was calculated as the aggregate value of TPC Group’s fully diluted equity plus net debt and investments in affiliates as of September 30, 2012. At the per share consideration to be received by the holders of TPC Group common stock pursuant to the merger, the implied enterprise value for TPC Group was calculated to be approximately $901 million.

In this analysis, Perella Weinberg calculated enterprise value as a multiple of:

•	last twelve months, or “LTM”, EBITDA, adjusted to exclude the impact of butadiene price changes;

•	estimated EBITDA for fiscal years 2012 and 2013 based on TPC Group forecasts;

•	estimated EBITDA for fiscal year 2012 based on estimates published by Institutional Broker’s Estimate System, which we refer to as I/B/E/S;

•	next twelve months, or “NTM”, EBITDA based on I/B/E/S estimates; and

•	estimated EBITDA for fiscal year 2013 based on I/B/E/S estimates.

The results of these analyses are summarized in the following table:

Financial Metric	Multiple Based on Per Share Merger Consideration
EV/LTM EBITDA—Adjusted	6.9x
Based on TPC Group forecasts
EV/FY 2012E EBITDA	7.0x
EV/FY 2013E EBITDA	5.7x
Based on I/B/E/S estimates
EV/FY 2012E EBITDA	7.0x
EV/NTM EBITDA	5.8x
EV/FY 2013E EBITDA	5.7x

Selected Publicly Traded Companies Analysis. Perella Weinberg reviewed and compared certain financial information for TPC Group to corresponding financial information, ratios and public market multiples for the following publicly traded companies in the petrochemical and basic commodity chemicals industry, which, in the exercise of its professional judgment and based on its knowledge of the industry, Perella Weinberg determined to be relevant to its analysis. Although none of the following companies is identical to TPC Group, Perella Weinberg selected these companies because they had publicly traded equity securities and were deemed to be similar to TPC Group in one or more respects including nature of business, size and capitalization amongst other factors.

For each of the selected companies, Perella Weinberg calculated and compared financial information and various financial market multiples and ratios based on SEC filings and other publicly available data for historical information and third—party research estimates from I/B/E/S for forecasted information. For TPC Group, Perella Weinberg made calculations based on the TPC Group forecasts and research estimates from I/B/E/S, including calculations of enterprise value made as of the unaffected date.

With respect to TPC Group and each of the selected companies, Perella Weinberg reviewed enterprise value as of the unaffected date as a multiple of estimated EBITDA based on FY2012 and FY2013 estimates. The results of these analyses are summarized in the following table:

Selected Publicly Traded Companies	EV / 2012E EBITDA	EV / 2013E EBITDA
Celanese Corp.	6.3x	5.8x
Eastman Chemical Co.	7.3x	6.9x
Georgia Gulf Corp.(1)	5.1x	4.6x
Huntsman Corp.	5.1x	5.3x
Innospec Inc.	5.8x	5.4x
Kraton Performance Polymers Inc.	7.3x	4.8x
Westlake Chemical Corp.	6.6x	6.4x

Range	5.1x – 7.3x	4.6x – 6.9x
Median	6.3x	5.4x
Average	6.2x	5.6x

TPC Group
Based on TPC Group forecasts	5.5x	4.5x
Based on I/B/E/S estimates	5.6x	4.5x

(1)	Represents unaffected multiple as of the day prior to the announcement of Georgia Gulf Corp.’s merger with the commodity chemicals unit of PPG Industries Inc.

Based on the multiples calculated above, Perella Weinberg’s analyses of the various selected publicly traded companies and on professional judgments made by Perella Weinberg, Perella Weinberg selected a representative range of multiples of 5.5x – 7.0x to apply to FY 2012E EBITDA of TPC Group based on each of I/B/E/S and the TPC Group forecasts. Perella Weinberg also selected a representative range of multiples of 5.0x – 6.0x to apply to FY 2013E EBITDA of TPC Group based on each of I/B/E/S and the TPC Group forecasts. Perella Weinberg noted that, based on FY2012E EBITDA provided by I/B/E/S estimates and the TPC Group forecasts, this analysis implied an average per share equity value reference range for TPC Group common stock of $32.98 –$45.01. Perella Weinberg further noted that, based on FY2013E EBITDA provided by I/B/E/S estimates and the TPC Group forecasts, this analysis implied an average per share equity value reference range for TPC Group common stock $38.48 – $48.40. Perella Weinberg compared these ranges to the $33.47 unaffected share price and the $45.00 per share merger consideration to be received by the holders of TPC Group common stock pursuant to the merger. Although the selected companies were used for comparison purposes, no business of any selected company was either identical or directly comparable to TPC Group’s business. Accordingly, Perella Weinberg’s comparison of selected companies to TPC Group and analysis of the results of such comparisons was not purely mathematical, but instead necessarily involved complex considerations and judgments concerning differences in financial and operating characteristics and other factors that could affect the relative values of the selected companies and TPC Group.

Discounted Cash Flow Analysis. Perella Weinberg conducted a discounted cash flow analysis for TPC Group based on the TPC Group forecasts on a core basis (meaning excluding Project Phoenix) by first calculating the present value as of September 30, 2012 of the estimated standalone unlevered free cash flows (calculated as earnings before interest payments after taxes (assuming tax rates as provided in the TPC Group forecasts) plus depreciation and amortization and stock based compensation, minus capital expenditures, and adjusting for changes in net working capital, other assets and liabilities, and other cash flows) that TPC Group could generate for fiscal years 2013 through 2016 and the fourth quarter of fiscal year 2012 assuming discount rates ranging from 10.5% to 12.0% based on estimates of the weighted average cost of capital of TPC Group. Estimates of unlevered free cash flows used for this analysis utilized the financial forecasts prepared by TPC Group management. Perella Weinberg also calculated a range of terminal values assuming terminal year multiples of trailing EBITDA ranging from 5.0x to 6.0x (which range was determined by Perella Weinberg in the exercise of its professional judgment) and discount rates ranging from 10.5% to 12.0% based on estimates of the weighted average cost of capital of TPC Group. Perella Weinberg estimated TPC Group’s weighted average cost of capital by calculating the weighted average of cost of equity and after–tax cost of debt of TPC Group. The present values of unlevered free cash flows generated over the period described above were then added to the present values of terminal values resulting in a range of implied enterprise values for TPC Group. From the range of implied enterprise values, Perella Weinberg derived ranges of implied equity values for TPC Group. These analyses resulted in the following reference ranges of implied enterprise values and implied equity values per share of TPC Group common stock:

Range of Implied Enterprise Present Value (in millions)	Range of Implied Present Value Per Share
$798 – $969	$38.58 – 49.19

Perella Weinberg compared the range of implied present values per share of TPC Group common stock to the $33.47 unaffected share price and the $45.00 per share merger consideration to be received by the holders of TPC Group common stock pursuant to the merger.

Perella Weinberg also conducted a discounted cash flow analysis for Project Phoenix by first calculating the present value as of September 30, 2012 of the estimated standalone unlevered free cash flows (calculated as described above) that Project Phoenix, on a basis incremental to the core case analysis described above and assuming required internal rates of return ranging from 14% to 18% (which range was based on discussions with TPC Group’s management), could generate for fiscal years 2013 through 2023 and the fourth quarter of fiscal year 2012 in the forecasts prepared by TPC Group management. Perella Weinberg calculated a range of terminal values assuming perpetuity growth rates ranging from 0.0% to 2.0% and required internal rates of return ranging from 14.0% to 18.0%. The present values of unlevered free cash flows generated over the period described above were then added to the present values of terminal values resulting in a range of implied enterprise values for

Project Phoenix on a basis incremental to the core case analysis described above. For the range of implied enterprise values, Perella Weinberg derived ranges of implied equity values for Project Phoenix on a basis incremental to the core case analysis described above. These analyses resulted in the following reference ranges of implied enterprise values and implied present values per share of TPC Group common stock for Project Phoenix on a basis incremental to the core case analysis described above:

Range of Implied Enterprise Present Value (in millions)	Range of Implied Present Value Per Share
$(8) – $70	$(0.51) – $4.37

Perella Weinberg noted that within such analysis, a required internal rate of return of 16% and a perpetuity growth rate of 1% yielded an implied present value per share of TPC Group common stock of $1.48 for Project Phoenix on an incremental basis. Perella Weinberg further noted that adding this implied present value per share of $1.48 to the range of implied present values per share of TPC Group common stock derived from Perella Weinberg’s discounted cash flow core–basis analysis for TPC Group yielded a range of implied present values per share of TPC Group common stock of $38.58 to $50.67. Perella Weinberg then compared this range of implied present values per share of TPC Group common stock to the $33.47 unaffected share price and the $45.00 per share merger consideration to be received by the holders of TPC Group common stock pursuant to the merger.

Selected Transactions Analysis. Perella Weinberg analyzed certain information relating to selected transactions in the petrochemical and basic commodity chemicals industry from November 2003 to November 2012. Perella Weinberg selected the transactions because, in the exercise of its professional judgment, Perella Weinberg determined the targets in such transactions to be relevant companies having operations similar to TPC Group. For each of the selected transactions, Perella Weinberg calculated and compared the resulting enterprise value in the transaction as a multiple of LTM EBITDA. The multiples for the selected transactions were based on publicly available information at the time of the relevant transaction. The results of these analyses are summarized in the following table:

Transaction Announcement	Target	Acquirer	EV/LTM EBITDA
November 2003	Kraton Polymers	Texas Pacific Group	8.0x
December 2003	Celanese	Blackstone	4.4x
May 2005	Basell	Access Industries	6.3x
June 2005	Borealis	International Petroleum Investment Company (IPIC)	5.2x
October 2005	Innovene	Ineos	6.9x
February 2007	Huntsman Corp.	Koch Industries	4.6x
July 2007	Lyondell	Basell	6.6x
February 2009	Nova Chemicals Corp.	IPIC	5.3x
March 2010	Styron	Bain Capital Partners	6.6x
July 2010	Titan Chemicals	Honam Petrochemical	5.4x
April 2011	Evonik	Rhone Capital	6.1x
July 2011	Dow Chemical Co. (Polypropylene business)	Braskem	6.7x
October 2011	Eastman Chemical (PET business)	DAK Americas	6.5x
February 2012	Indorama	Old World	5.0x
July 2012	PPG Chemicals	Georgia Gulf Corp.	5.1x
		Range	4.4x – 8.0x
		Median	6.1x
		Average	5.9x

Perella Weinberg compared the multiples above to a multiple of 6.9x, which represented the enterprise value in the merger as a multiple of LTM EBITDA assuming a $45.00 per share transaction price and excluding the impact of butadiene price changes.

Based on the multiples calculated above, Perella Weinberg’s analyses of the various selected transactions and on professional judgments made by Perella Weinberg, Perella Weinberg selected a representative range of multiples of 5.5x – 6.5x to apply to FY 2012E EBITDA of TPC Group based on TPC Group forecasts. Perella Weinberg applied such ranges to FY 2012E EBITDA because LTM EBITDA was impacted by butadiene price changes while both FY2012E EBITDA and the selected transactions were not impacted by such price changes. By so applying such range of multiples , Perella Weinberg derived an implied per share equity reference range for TPC Group common stock of $33.20 to $41.26 and compared that to the $33.47 unaffected share price and the $45.00 per share merger consideration to be received by the holders of TPC Group common stock pursuant to the merger.

Although the selected transactions were used for comparison purposes, none of the selected transactions nor the companies involved in them was either identical or directly comparable to the merger or TPC Group.

Leveraged Buyout Analysis. Perella Weinberg performed an illustrative leveraged buyout analysis to estimate the theoretical prices at which a financial sponsor might effect a leveraged buyout of TPC Group. For purposes of this analysis, and in the exercise of its professional judgment regarding financing options available for such a transaction, Perella Weinberg assumed that a financial sponsor would attempt to realize a return on its investment by exiting at the end of 2016, with a valuation of TPC Group realized by the financial sponsor in such subsequent exit transaction based on an enterprise value to last twelve months EBITDA (as of 2016) multiple of 5.5x. Perella Weinberg utilized the TPC Group forecasts on a core basis in performing its analysis. For purposes of this analysis, Perella Weinberg assumed an illustrative multiple of total debt to last twelve months EBITDA at the transaction date of 6.3x (implying an illustrative multiple of 4.5x total debt to FY 2012E EBITDA), reflecting an illustrative multiple of debt to last twelve months EBITDA of 6.3x for senior notes having an interest rate of 9.0%. Perella Weinberg then derived a range of theoretical purchase prices based on an assumed required internal rate of return for a financial sponsor of between 15% and 20% assuming the aforementioned illustrative 5.5x exit multiple. This analysis resulted in a range of implied equity values per share of $37.99 to $41.73 which Perella Weinberg compared to the $33.47 unaffected share price and the $45.00 per share merger consideration to be received by the holders of TPC Group common stock pursuant to the merger.

Equity Research Analyst Price Target Statistics. Perella Weinberg reviewed and analyzed the most recent publicly available research analyst price targets for shares of TPC Group common stock prepared and published by two equity research analysts. Perella Weinberg noted that one of these equity research analysts had a twelve month price target for shares of TPC Group common stock on the unaffected date of $30.00 and a price target for shares of TPC Group common stock after the unaffected date of $41.00. Perella Weinberg noted that the other equity research analyst had a twelve month price target for shares of TPC Group common stock on the unaffected date of $55.00 and a price target for shares of TPC Group common stock after the unaffected date of $55.00. Perella Weinberg then discounted such equity research analyst price targets (published after the unaffected date) for shares of TPC Group common stock for the cost of equity by a rate of 15% for twelve months, which discount rate was determined by Perella Weinberg in the exercise of its professional judgment. Perella Weinberg noted that the discounted equity research analyst price targets for shares of TPC Group common stock during the twelve month period ending on the reference date was $35.65 and $47.83 per share compared to the $33.47 unaffected share price and the $45.00 per share merger consideration to be received by the holders of TPC Group common stock pursuant to the merger.

The twelve month public market trading price targets published by equity research analysts do not necessarily reflect current market trading prices for shares of TPC Group common stock and these targets are subject to uncertainties, including the future financial performance of TPC Group and future financial market conditions. Furthermore, because public market trading price targets published by equity research analysts typically represent price targets to be achieved over a twelve month period, an equity discount rate should be applied to arrive at a present value of such price targets.

Illustrative Premiums Paid Analysis. Perella Weinberg analyzed the historical median premium paid in acquisitions of publicly traded U.S. companies for the five year, three year and twelve month periods ended on the reference date with transaction values ranging from $500 million to $1.5 billion and in which a greater than fifty percent stake was acquired in the target company. For each of the transactions, based on publicly available information obtained from Dealogic, Perella Weinberg calculated the premium of the offer price in the transaction to the target company’s closing stock price one day and one month prior to the announcement of the transaction. The results of these analyses are summarized in the table below:

	Median Premium Paid

	Cash Deals	Cash and Stock Deals	100% Stock Deals
		5 Years Prior
One Day Prior	29%	34%	11%
One Month Prior	32%	32%	17%
		3 Years Prior
One Day Prior	30%	34%	7%
One Month Prior	34%	32%	10%
		Last Twelve Months
One Day Prior	30%	34%	3%
One Month Prior	32%	13%	9%

Based on the percentages calculated above and on professional judgments made by Perella Weinberg, Perella Weinberg selected a range of premium percentages of 20% – 35% to apply to the unaffected share price and the closing share price one month prior to the unaffected date. The results of these analyses are summarized in the table below:

	Implied Share Price
	Applied Premium Low (20%)	Applied Premium High (35%)
Unaffected Date	$40.16	$45.18
One Month Prior to Unaffected Date	$39.36	$44.28

Miscellaneous

The preparation of a fairness opinion is a complex process and is not necessarily susceptible to partial analysis or summary description. Selecting portions of the analyses or of the summary set forth herein, without considering the analyses or the summary as a whole, could create an incomplete view of the processes underlying Perella Weinberg’s opinion. In arriving at its fairness determination, Perella Weinberg considered the results of all of its analyses and did not attribute any particular weight to any factor or analysis considered. Rather, Perella Weinberg made its determination as to fairness on the basis of its experience and professional judgment after considering the results of all of its analyses. No company or transaction used in the analyses described herein as a comparison is directly comparable to TPC Group or the merger.

Perella Weinberg prepared the analyses described herein for purposes of providing its opinion to the Board of Directors that, as of November 7, 2012, the per share merger consideration to be received by the holders of TPC Group common stock (other than any of the Parent affiliates) pursuant to the merger agreement is fair, from a financial point of view, to such holders. These analyses do not purport to be appraisals or necessarily reflect the prices at which businesses or securities actually may be sold. Analyses based upon forecasts of future results are not necessarily indicative of actual future results, which may be significantly more or less favorable than suggested by Perella Weinberg’s analyses. Because these analyses are inherently subject to uncertainty, being based upon numerous factors or events beyond the control of the parties to the merger agreement or their respective advisors, none of TPC Group, Perella Weinberg or any other person assumes responsibility if future results are materially different from those forecast.

As described above, the opinion of Perella Weinberg to the Board of Directors was one of many factors taken into consideration by the Board of Directors in making its determination to approve the merger agreement. The per share merger consideration was determined through arms–length negotiations between the Committee and Parent and was approved by the Board of Directors. Perella Weinberg did not recommend any specific amount of consideration to TPC Group or the Board of Directors or that any specific amount of consideration constituted the only appropriate consideration for the transaction.

In connection with Perella Weinberg’s services as financial advisor to the Board of Directors and pursuant to the terms of the engagement letter dated as of February 7, 2012 between Perella Weinberg and TPC Group, TPC Group agreed to pay to Perella Weinberg an aggregate fee equal to 1% of the aggregate transaction value in the merger or a comparable transaction. The aggregate fee will be determined upon consummation of the merger. As of November 9, 2012, such fee is estimated to be approximately $10.70 million payable upon consummation of the merger, less $250,000 paid to Perella Weinberg in retainer fees and $3 million paid to Perella Weinberg in connection with the first opinion rendered by it as described in “The Merger—Opinion of Perella Weinberg Partners LP” in the definitive proxy statement. In addition, TPC Group agreed to reimburse Perella Weinberg for its reasonable expenses, including attorneys’ fees and disbursements, and to indemnify Perella Weinberg and related persons against various liabilities, including certain liabilities under the federal securities laws.

In the ordinary course of its business activities, Perella Weinberg or its affiliates may at any time hold long or short positions, and may trade or otherwise effect transactions, for their own account or the accounts of customers or clients, in debt or equity or other securities (or related derivative securities) or financial instruments (including bank loans or other obligations) of TPC Group or Parent or any of their respective affiliates. Other than certain retainer fees paid to Perella Weinberg by TPC Group in connection with the proposed merger, during the two year period prior to the date of Perella Weinberg’s opinion, no material relationship existed between Perella Weinberg and its affiliates and TPC Group, Parent, First Reserve or SK Capital pursuant to which compensation was received by Perella Weinberg or its affiliates; however Perella Weinberg and its affiliates may in the future provide investment banking and other financial services to TPC Group, Parent, First Reserve or SK Capital and their respective affiliates and in the future may receive compensation for the rendering of such services.

Summary of the Amendment to the Merger Agreement

The following summary describes certain material provisions of the amendment. This summary is not complete and is qualified in its entirety by reference to the amendment, which is attached to this supplement as Annex A and incorporated into this supplement by reference. We urge you to read carefully the amendment in its entirety because this summary may not contain all the information about the amendment that is important to you. The rights and obligations of the parties are governed by the express terms of the amendment and not by this summary or any other information contained in this supplement.

Amended Per Share Merger Consideration

The amendment increased the consideration to be paid to TPC Group stockholders for their shares of common stock if the merger is completed to $45.00 per share in cash, without interest, less any applicable withholding taxes, from $40.00 per share in cash, without interest, less any applicable withholding taxes.

Company Termination Fee

The amendment increased the termination fee TPC Group must pay to Parent in certain circumstances from $19 million to $24 million (less any expenses reimbursed). TPC Group will be required to pay Parent the increased termination fee in the circumstances described in the definitive proxy statement under “The Merger Agreement—Company Termination Fee.” In addition, TPC Group will be required to pay Parent the increased termination fee if both of the following conditions are met:

•

the merger agreement is terminated either (1) by TPC Group or Parent because the merger agreement is not adopted by our stockholders at the special meeting or any adjournment or postponement thereof or by Parent because TPC Group has breached its covenants with respect to delivery of proxy materials or holding of the special meeting and such breach results in a failure of a condition to Parent’s and Merger Sub’s obligations to effect the merger to be satisfied or (2) by TPC Group or Parent if the merger has not been completed by February 24, 2013 at a time when the merger agreement is terminable by Parent in circumstances described in clause (1); and

•

prior to or within 270 days of such termination, TPC Group enters into any definitive agreement with respect to, or consummates any acquisition proposal with, Innospec, Blackstone or any of their respective affiliates (regardless of whether any acquisition proposal made prior to the special meeting was publicly withdrawn prior to the special meeting or the event giving rise to such right of termination).

Expense Reimbursement

The amendment also increased the cap on the amount of expenses of Parent that TPC Group would be required to reimburse in certain circumstances from $2.5 million to $10 million.

Termination of Discussions with Innospec and Blackstone

In connection with and pursuant to the amendment, TPC Group terminated discussions and negotiations with, and has ceased providing due diligence information to, Innospec and Blackstone and their respective representatives with respect to Innospec’s previously submitted non-binding expression of interest to acquire all of TPC Group’s common stock for an all-cash purchase price in the range of $44.00 to $46.00 per share.

Update to Interests of the Directors and Executive Officers of TPC Group in the Merger

The following information reflects the effects of the amendment and updates certain information presented in “The Merger—Interests of the Directors and Executive Officers of TPC Group in the Merger” in the definitive proxy statement.

Treatment of Equity Awards

Stock Appreciation Rights

As of November 9, 2012, there were outstanding stock appreciation rights, or SARs, with respect to 103,774 shares of common stock held by two executive officers. Under the merger agreement, at the effective time of the merger, each then-outstanding SAR, whether or not vested or exercisable, will become fully vested and exercisable and will be canceled and converted into the right to receive an amount in cash equal to the product of the total number of shares of common stock subject to the SAR multiplied by the amount by which $45.00 exceeds the grant price per share of common stock subject to the SAR, less any applicable withholding taxes and without interest.

The following table sets forth, as of November 9, 2012, for each of our executive officers, (i) the aggregate number of shares of common stock subject to unvested SARs, (ii) the grant price of each unvested SAR, and (iii) the amount of consideration we expect to pay for such SARs on a pre-tax basis promptly following the effective time of the merger, assuming the holder remains employed by TPC Group at the effective time of the merger. No directors held any SARs as of the date of this supplement.

Name	Aggregate Number of Shares Subject to Unvested SARs	Grant Price ($)	Aggregate Consideration(1) ($)
Michael T. McDonnell	80,000	28.55	1,316,000
Miguel A. Desdin	—	—	—
Eugene R. Allspach	—	—	—
Russell T. Crockett Jr.	—	—	—
Michael S. White	23,774	20.31	586,980
Shelly S. Heuser	—	—	—
Rishi A. Varma	—	—	—
Roger Wollenberg	—	—	—

All executive officers as a group (8 persons)	103,774		1,902,980

(1)	Calculated by multiplying (a) the excess, if any, of $45.00 over the respective per share grant prices of such SAR by (b) the number of shares of our common stock subject to those SARs.

Treatment of Restricted Stock Units

As of November 9, 2012, there were 102,641 outstanding unvested restricted stock units, or RSUs. Under the merger agreement, each then-outstanding RSU, whether or not vested, will become fully vested and will be canceled and converted into the right to receive an amount in cash equal to the product of the total number of shares of common stock subject to such RSU immediately prior to the effective time of the merger multiplied by $45.00, less any applicable withholding taxes and without interest.

The following table sets forth, as of November 9, 2012, for each executive officer, (i) the aggregate number of shares of common stock subject to unvested RSUs and (ii) the aggregate amount of consideration we expect to pay for such unvested RSUs on a pre-tax basis promptly following the effective time of the merger, assuming the holder remains employed by TPC Group at the effective time of the merger. No RSUs were held by directors as of the date of this supplement.

Name	Aggregate Number of Unvested RSUs	Aggregate Consideration(1) ($)
Michael T. McDonnell	39,680	1,785,600
Miguel A. Desdin	4,145	186,525
Eugene R. Allspach	14,453	650,385
Russell T. Crockett Jr.	4,986	224,370
Michael S. White	14,075	633,375
Shelly S. Heuser	3,339	150,255
Rishi A. Varma	4,850	218,250
Roger Wollenberg	3,609	162,405

All executive officers as a group (8 persons)	89,137	$4,011,165

(1)	Calculated by multiplying the aggregate number of unvested RSUs by $45.00.

Treatment of Restricted Stock

As of November 9, 2012, there were 9,342 outstanding shares of restricted stock. Under the merger agreement, each then-outstanding share of restricted stock will become fully vested and will no longer be subject to any restrictions and will be considered a share of common stock under the merger agreement entitling the holder to the per share merger consideration less any applicable withholding taxes and without interest.

The following table sets forth, as of November 9, 2012, for each director, (i) the aggregate number of shares of restricted stock and (ii) the aggregate amount of consideration we expect to pay for such restricted stock on a pre-tax basis promptly following the effective time of the merger, assuming the holder continues to perform services for TPC Group through the effective time of the merger. No shares of restricted stock were held by executive officers as of the date of this supplement.

Name	Aggregate Number of Shares of Unvested Restricted Stock	Aggregate Consideration(1) ($)
Michael E. Ducey	1,557	70,065
Michael T. McDonnell	—	—
Eugene R. Allspach	—	—
James A. Cacioppo	1,557	70,065
K’Lynne Johnson	1,557	70,065
Richard B. Marchese	1,557	70,065
Jeffrey M. Nodland	1,557	70,065
Jeffrey A. Strong	1,557	70,065

All directors as a group (8 persons)	9,342	$420,390

(1)	Calculated by multiplying the aggregate number of shares of restricted stock by $45.00.

Treatment of Performance Share Units

As of November 9, 2012, there were outstanding performance share units, or PSUs, that could be settled in up to 311,058 shares of common stock subject to performance and service vesting criteria. Under the merger agreement, each then-outstanding PSU, to the extent not already vested, will become vested with respect to the number of shares of common stock to which the holder of such PSU is entitled in accordance with and pursuant to the terms of the applicable equity plan and award agreement governing the PSU, and will be canceled and converted into the right to receive an amount in cash equal to the product of the number of such vested shares of common stock, if any, subject to such PSU immediately prior to the effective time of the merger multiplied by $45.00, less any applicable withholding taxes and without interest.

Under the merger agreement, each additional PSU that would not have become vested at the effective time of the merger pursuant to the terms of the applicable equity plan and award agreement governing such PSU due to the application of certain proration provisions in the applicable award agreement, if any, will be canceled, and the holders of such additional PSUs will become entitled to receive an amount in cash equal to the product of the number of shares of common stock, if any, subject to such PSUs multiplied by $45.00, less any applicable withholding taxes and without interest, except that payment of 50% of the after-tax amount payable to any such holder of additional PSUs, which we refer to as the investment amount, will be conditioned on the holder’s agreement to use the investment amount to acquire equity securities of Parent or one of its affiliates on pricing terms consistent with the equity commitment letters. If such holder does not agree in writing prior to the effective time of the merger to use the investment amount to acquire equity securities of Parent or one of its affiliates, the corresponding additional PSUs will be canceled without payment therefor and will have no further force or effect.

If the merger is consummated by the end of calendar year 2012 and assuming all holders of such additional PSUs agree to use the investment amount to acquire equity securities of Parent or one of its affiliates, the aggregate amount to be invested in equity securities of Parent or one of its affiliates by such holders is expected to be $0.7 million, assuming an effective tax rate of 36.45%, comprised of a federal income tax rate of 35% and Hospital Insurance (HI) at 1.45%.

The following table sets forth, as of November 9, 2012, for each executive officer, (i) the number of shares of common stock subject to unvested PSUs assuming performance goals are met at the target (100%) level, (ii) the number of PSUs that will vest pursuant to the terms of the relevant award agreements, (iii) the number of PSUs that would not be earned due to pro-rating provisions in the award agreements, and (iv) the aggregate amount of consideration we expect to pay for all vested PSUs and PSUs that would not be earned due to pro-rating provisions in the award agreements. The values on this chart assume that the holders remain employed by TPC Group at the effective time of the merger. No PSUs were held by directors as of the date of this supplement.

Name	Aggregate Target Number of Unvested PSUs(1)	Number of PSUs That Will be Earned in Accordance with the Plan/Award Agreements(2)	Number of Unvested PSUs That Would not be Earned Due to Pro Ration(3)	Aggregate Consideration(4) ($)
Michael T. McDonnell	31,289	11,632	16,043	1,233,225
Miguel A. Desdin	22,806	12,692	4,781	786,285
Eugene R. Allspach	3,495	1,068	2,427	157,275
Russell T. Crockett Jr.	41,079	24,822	5,281	1,354,635
Michael S. White	3,844	1,175	2,669	172,980
Shelly S. Heuser	9,846	5,380	2,207	341,415
Rishi A. Varma	6,404	2,421	3,172	251,685
Roger Wollenberg	7,541	4,296	1,413	256,905

All executive officers as a group (8 persons)	126,304	63,486	37,993	4,554,405

(1)

Represents the target number of PSUs that may be earned under each executive officer’s award agreement, if certain performance goals are met. Each award agreement provides that 50% of the target number of PSUs will be earned if the threshold performance goals are met and a maximum of 200% of the target number of PSUs will be earned if the maximum performance goals are met. The percentage of target PSUs becoming earned between threshold performance and target performance, or between target performance and maximum performance, will be determined by linear interpolation between the points. If the threshold performance goals are not met, the percentage of target PSUs that will be earned will be 0%.
(2)	Assumes that 70% of the target number of PSUs (rounded to the nearest whole PSU) awarded in 2010 will be earned based on actual achievement of the applicable performance goals. Assumes that 72.5% of the target number of PSUs (rounded to the nearest whole PSU) awarded in 2011 will be earned based on actual achievement of the applicable performance goals. 100% of the target number of PSUs granted in 2012 will be earned based on the terms of the award agreements. The numbers shown in this column represent the pro-rated amount of PSUs that will be earned under the terms of each award agreement based upon time elapsed between the beginning of the performance period and the effective date of the merger, which we assume to be December 31, 2012 for these purposes.
(3)	The numbers shown in this column indicate the number of PSUs that would not be earned at the effective time of the merger pursuant to the terms of each award agreement due to the application of certain pro-ration provisions.
(4)	Calculated by multiplying the sum of the aggregate number of PSUs reflected in the columns “Number of PSUs That Will be Earned in Accordance with the Plan/Award Agreements” and “Number of Unvested PSUs That Would not be Earned Due to Pro Ration” by $45.00. 50% of the after-tax cash payments received for unvested PSUs that would not be earned due to certain pro-ration provisions under each award agreement will be subject to investment in equity securities of Parent or one of its affiliates. The amount that would be required to be invested in equity securities of Parent or one of its affiliates for each executive officer, is as follows: $229,395 (Michael T. McDonnell); $68,362 (Miguel A. Desdin); $34,703 (Eugene R. Allspach); $75,512 (Russell T. Crockett, Jr.); $38,163 (Michael S. White); $31,557 (Shelly S. Heuser); $45,356 (Rishi A. Varma); and $20,204 (Roger Wollenberg). The foregoing amounts assume an effective tax rate of 36.45%, comprised of a federal income tax rate of 35% and Hospital Insurance (HI) at 1.45%.

Golden Parachutes

The following table sets forth the estimated amounts of compensation that each named executive officer could receive that are based on or otherwise relate to the merger. These amounts have been calculated assuming that the merger is consummated on December 31, 2012 and, where applicable, assuming each named executive officer experiences a termination of employment giving rise to the severance payments and benefits discussed in more detail under “The Merger—Interests of the Directors and Executive Officers of TPC Group in the Merger— Payments Upon Termination Following Change-in-Control—Employment Agreements” and “—Executive Severance Plan” in the definitive proxy statement on or prior to December 31, 2012. Certain of the amounts payable may vary depending on the actual date of completion of the merger and any subsequent termination of employment.

Named Executive Officer	Cash(1) ($)	Equity(2) ($)	Perquisites/ Benefits(3) ($)	Tax Reimbursement(4) ($)	Total(5) ($)
Michael T. McDonnell	2,741,864	4,334,825	—	—	7,076,689
Miguel A. Desdin	400,000	972,810	20,932	—	1,393,742
Russell T. Crockett	385,000	1,579,005	20,932	—	1,984,937
Michael S. White	385,000	1,393,335	16,748	—	1,795,083
Shelly S. Heuser	275,000	491,670	20,932	—	787,602
Charles W. Shaver(6)	—	—	—	—	—
Luis E. Batiz(7)	—	—	—	—	—

(1)	Cash. Represents the value of:

•

with respect to Mr. McDonnell pursuant to his employment agreement, continued payments of his base salary and COBRA benefit rate for 24 months and a lump sum payment equal to two times his target annual bonus;

•	with respect to Mr. Desdin pursuant to his employment agreement, continued payment of his base salary for 12 months; and

•	with respect to all other named executive officers, a lump sum payment of 12 months base salary pursuant to the Executive Severance Plan.

The following table shows, for each named executive officer, the amount of each component of the cash severance benefits payable under the employment agreements with our named executive officers and the Executive Severance Plan. These amounts are all “double trigger” in nature; namely, eligibility to receive these amounts requires both the occurrence of a change in control, which would include the consummation of the merger, and a termination of employment giving rise to the severance payments and benefits discussed in more detail under “The Merger—Interests of the Directors and Executive Officers of TPC Group in the Merger— Payments Upon Termination Following Change-in-Control—Employment Agreements” and “—Executive Severance Plan” in the definitive proxy statement on or prior to December 31, 2012.

Named Executive Officer	Severance Payment (Salary) ($)	Severance Payment (Bonus) ($)	Cash (Health and Welfare Benefits) ($)	Total ($)
Michael T. McDonnell	1,350,000	1,350,000	41,864	2,741,864
Miguel A. Desdin	400,000	—	—	400,000
Russell T. Crockett	385,000	—	—	385,000
Michael S. White	385,000	—	—	385,000
Shelly S. Heuser	275,000	—	—	275,000
Charles W. Shaver	—	—	—	—
Luis E. Batiz	—	—	—	—

(2)	Equity. Represents the aggregate payments to be made in respect of unvested SARs, RSUs and PSUs, as applicable, upon consummation of the merger, including certain amounts subject to investment in equity of Parent or an affiliate of Parent, as described above. Amounts included in this column are all “single-trigger” in nature; namely, eligibility to receive the payment is conditioned solely on the occurrence of a change in control, including the consummation of the merger.
(3)	Perquisites/Benefits. Represents the current COBRA benefit rate for a period of 12 months. These amounts are double trigger in nature.
(4)	Tax Reimbursement. No executive officers are entitled to a tax reimbursement for any “golden parachute” excise tax imposed on the executive due to any payments received in connection with the merger.
(5)	Total. The following table shows, for each named executive officer, the amounts which are single trigger or double trigger in nature.

Named Executive Officer	Single Trigger ($)	Double Trigger ($)
Michael T. McDonnell	4,334,825	2,741,864
Miguel A. Desdin	972,810	420,932
Russell T. Crockett	1,579,005	405,932
Michael S. White	1,393,335	401,748
Shelly S. Heuser	491,670	295,932
Charles W. Shaver	—	—
Luis E. Batiz	—	—

(6)	Mr. Shaver retired as President and Chief Executive Officer of TPC Group effective as of March 22, 2011.
(7)	Mr. Batiz retired as Senior Vice President—Operations of TPC Group effective as of January 1, 2012.

Pursuant to the terms of applicable employment agreements, TPC Group’s equity plans and the Executive Severance Plan, the severance paid to TPC Group’s executive officers is subject to reduction to avoid the application of excise taxes imposed under Section 4999 of the Internal Revenue Code.

Update to Financing of the Merger

We anticipate that the total amount of funds necessary to complete the merger and the related transactions, including the funds needed to:

•	pay our stockholders the amounts due under the merger agreement;

•	make payments in respect of TPC Group’s outstanding equity-based awards pursuant to the merger agreement;

•	consummate the redemption or other purchase of, or consent solicitation for, our existing notes;

•	refinance our existing credit facility; and

•	pay all fees and expenses payable by Parent and Merger Sub under the merger agreement and Merger Sub’s agreements with its lenders,

will be approximately $1,104 million. This amount will be funded through a combination of:

•	equity financing of $449.0 million to be provided by the sponsors, or other parties to which they may assign all or a portion of their commitments;

•	borrowings of up to $50 million under a $250 million senior secured asset-based revolving credit facility;

•

the issuance of an aggregate principal amount of senior secured notes of up to $655 million (or, to the extent those notes are not issued at or prior to the closing of the merger, borrowings under a $655 million senior secured increasing rate bridge loan facility); and

•	TPC Group’s freely available cash at closing, if any.

In connection with the financing of the merger, Parent has obtained equity commitment letters and a debt commitment letter, which we refer to collectively as the commitment letters. The funding under the commitment letters is subject to certain conditions, including conditions that do not relate directly to the conditions to closing in the merger agreement. However, the obligation of Parent and Merger Sub to consummate the merger is not subject to any financing conditions.

Equity Financing

Parent has entered into equity commitment letters with investment funds affiliated with First Reserve and SK Capital dated November 7, 2012, pursuant to which the sponsors have committed to provide Parent contemporaneously with the closing of the merger an aggregate amount of $458.7 million to fund a portion of the aggregate merger consideration and the transactions contemplated by the merger agreement and related expenses. We refer to the financing contemplated by the equity commitment letters as the equity financing. TPC Group is a third party beneficiary to the equity commitment letters for the limited purpose provided in the equity commitment letters to permit us to seek, under certain circumstances, specific performance to cause the sponsors to fund their equity commitments in accordance with the terms of the equity commitment letters and the merger agreement.

Debt Financing

Merger Sub has entered into a commitment letter, dated August 24, 2012, which we refer to as the initial debt commitment letter, with Bank of America, N.A., Merrill Lynch, Pierce, Fenner & Smith Incorporated, Jefferies Finance LLC and Morgan Stanley Senior Funding, Inc. as lenders. The initial debt commitment letter was amended on September 14, 2012 to add Deutsche Bank Trust Company Americas, Deutsche Bank Cayman

Islands Branch, Deutsche Bank Securities Inc. and Goldman Sachs Bank USA as lenders. The initial debt commitment letter was further amended in connection with the November 7, 2012 amendment to the merger agreement on October 26, 2012 and November 9, 2012. Pursuant to the debt commitment letter (as amended), the lenders have committed to provide a $250 million senior secured asset-based revolving credit facility and, if $655 million in aggregate principal amount of senior secured notes are not issued on or prior to the closing date, a $655 million senior secured increasing rate bridge loan facility in an aggregate principal amount equal to $655 million less the aggregate principal amount of senior secured notes issued on or prior to the closing date, in each case, on the terms and subject to the conditions set forth in the debt commitment letter.

Update to Regulatory Approvals Required for the Merger

Under Council Regulation (EC) No 139/2004 (the “EUMR”), the merger cannot be completed until Parent files a notification with the European Commission and the Commission has approved the merger under the EUMR. On November 9, 2012, Parent received notice of the decision from the European Commission unconditionally approving the merger.

Update to Legal Proceedings Regarding the Merger

The definitive proxy statement describes the legal proceedings regarding the merger up to and including November 2, 2012, the date of the definitive proxy statement. The discussion below supplements that description.

On November 2, 2012, the parties in In re TPC Group, Inc. Shareholders Litigation, Consolidated C.A. No. 7865-VCN, submitted a revised scheduling stipulation, which set forth a calendar for discovery and briefing leading to a preliminary injunction hearing on November 14, 2012. On November 4, 2012, the plaintiffs filed a motion for preliminary injunction and opening brief in support thereof. On November 5, 2012, the Delaware Court of Chancery granted the parties’ revised scheduling stipulation. On November 8, 2012, the plaintiffs withdrew their request to be heard on their motion on November 14, 2012, reserving all rights to request a hearing prior to the stockholder vote. TPC Group believes that the litigation is without merit and intends to vigorously defend against all claims asserted.

Update to Market Prices and Dividend Data

TPC Group’s common stock is listed on the NASDAQ Capital Market under the symbol “TPCG.” Prior to May 4, 2010, TPC Group’s shares were quoted on the Pink OTC Markets under the symbol “TXPI.”

The following table sets forth, for the indicated periods, the high and low sales prices, or bid information of TPC Group’s common stock as reported by the NASDAQ Capital Market with respect to periods from and after May 4, 2010, and by Pink OTC Markets with respect to prior periods (quotations on Pink OTC Markets reflect inter-dealer prices, without retail markup, markdown or commission and may not necessarily represent actual transactions):

	High	Low
Year Ended December 31, 2010
First Quarter	$12.00	$7.50
Second Quarter	18.43	12.00
Third Quarter	24.73	14.76
Fourth Quarter	31.44	23.62
Year Ended December 31, 2011
First Quarter	$33.02	26.48
Second Quarter	43.43	28.49
Third Quarter	44.00	18.27
Fourth Quarter	27.65	16.27
Year Ended December 31, 2012
First Quarter	$47.61	$23.63
Second Quarter	46.62	38.80
Third Quarter	42.99	33.32
Fourth Quarter (through November 9)	46.78	40.52

The closing price of our common stock on the NASDAQ Capital Market on July 24, 2012, the last unaffected trading day prior to media reports of a possible acquisition of TPC Group, was $ 33.47 per share. The closing price of the common stock on the NASDAQ Capital Market on August 24, 2012, the last trading day prior to our public announcement that we had entered into the merger agreement, was $39.59 per share. On November 9, 2012, the closing price of our common stock on the NASDAQ Capital Market was $46.42 per share. You are encouraged to obtain current market quotations for the common stock.

Where You Can Find More Information

The SEC allows us to “incorporate by reference” information into this supplement, which means that we can disclose important information to you by referring you to other documents filed separately with the SEC. The information incorporated by reference is deemed to be part of this supplement, except for any information superseded by information in this supplement or incorporated by reference subsequent to the date of this supplement. This supplement incorporates by reference the documents set forth below that we have previously filed with the SEC. These documents contain important information about us and our financial condition and are incorporated by reference into this supplement.

The following TPC Group filings with the SEC are incorporated by reference:

•	TPC Group’s Annual Report on Form 10-K for the fiscal year ended December 31, 2011;

•	TPC Group’s Quarterly Reports on Form 10-Q for the periods ended March 31, 2012, June 30, 2012 and September 30, 2012;

•	TPC Group’s Current Reports on Form 8-K dated as of June 8, 2012, August 27, 2012 and November 8, 2012;

•	TPC Group’s Definitive Proxy Statement for its 2012 annual meeting; and

•	TPC Group’s Definitive Proxy Statement dated November 2, 2012 with respect to the special meeting.

We also incorporate by reference into this supplement additional documents that we may file with the SEC between the date of this supplement and the earlier of the date of the special meeting or the termination of the merger agreement. These documents include periodic reports, such as Annual Reports on Form 10-K and Quarterly Reports on Form 10-Q, as well as Current Reports on Form 8-K and proxy soliciting materials.

You may read and copy any reports, statements or other information that we file with the SEC at the SEC’s public reference room at the following location: Station Place, 100 F Street, N.E., Room 1580, Washington, D.C. 20549. You may also obtain copies of those documents at prescribed rates by writing to the Public Reference Section of the SEC at that address. Please call the SEC at (800) SEC-0330 for further information on the public reference room. These SEC filings are also available to the public from commercial document retrieval services and at www.sec.gov.

You may obtain any of the documents we file with the SEC, without charge, by requesting them in writing or by telephone from us at the following address:

TPC Group Inc.

Investor Relations Department

5151 San Felipe, Suite 800

Houston, Texas 77056

(713) 627-7474

If you would like to request documents from us, please do so by November 28, 2012, to receive them before the special meeting. If you request any documents from us, we will mail them to you by first class mail, or another equally prompt method, within one business day after we receive your request. Please note that all of our documents that we file with the SEC are also promptly available at the investor relations tab of our website, www.tpcgrp.com. The information included on our website is not incorporated by reference into this supplement.

If you have any questions about this supplement or the definitive proxy statement, the special meeting or the merger or need assistance with voting procedures, you should contact:

Innisfree M&A Incorporated

501 Madison Avenue, 20th floor

New York, NY 10022

Stockholders, call toll-free: 888-750-5834

Banks and brokers, call collect: 212-750-5833

Annex A

EXECUTION COPY

AMENDMENT NO. 1

TO THE

AGREEMENT AND PLAN OF MERGER

among

TPC GROUP INC.,

SAWGRASS HOLDINGS INC.,

and

SAWGRASS MERGER SUB INC.

Dated November 7, 2012

This AMENDMENT NO. 1 TO THE AGREEMENT AND PLAN OF MERGER, dated November 7, 2012 (this “Amendment”), is entered into by and among TPC Group Inc., a Delaware corporation (the “Company”), Sawgrass Holdings Inc., a Delaware corporation (“Parent”), and Sawgrass Merger Sub Inc. (“Merger Sub”). Capitalized terms used but not defined herein shall have the meanings ascribed to them in the Agreement and Plan of Merger, dated August 24, 2012, by and among the Company, Parent and Merger Sub (the “Merger Agreement”).

WHEREAS, the parties hereto desire to amend the Merger Agreement so as to, among other matters, increase the Per Share Merger Consideration from $40.00 to $45.00;

WHEREAS, the Company Board and the respective boards of directors of Parent and Merger Sub have each unanimously (in the case of the Company Board, with two members abstaining) approved and declared advisable the Merger Agreement, as amended by this Amendment, and the Merger on the terms and subject to the conditions set forth in the Merger Agreement, as amended by this Amendment, and the transactions contemplated hereby and thereby;

WHEREAS, the Company Board recommends the adoption of the Merger Agreement, as amended by this Amendment, and approval of the Merger by the Company’s stockholders; and

WHEREAS, the parties have agreed to amend the Merger Agreement as provided in this Amendment.

NOW, THEREFORE, in consideration of the foregoing and for other good and valuable consideration, the receipt and sufficiency of which is hereby acknowledged, the parties hereto hereby agree as follows:

1. Amendment of Recitals. In the fourth (4th) paragraph of the Recitals to the Merger Agreement, the phrase “(collectively, the “Limited Guaranties”)” shall be replaced with the phrase “(as amended, restated or otherwise modified from time to time in accordance with the terms thereof, collectively, the “Limited Guaranties”)”.

2. Amendment of Section 3.1. The reference to “$40.00” in Section 3.1(a) of the Merger Agreement is hereby amended to be “$45.00”.

3. Amendment of Section 4.18. Section 4.18 of the Merger Agreement is hereby amended and restated in its entirety to read as follows:

“(a) The Company Board has received an opinion of Perella Weinberg (the “Initial Fairness Opinion”) to the effect that, as of August 24, 2012 and subject to the assumptions, qualifications and limitations relating to such opinion, the Per Share Merger Consideration (as such term was defined in this Agreement as of August 24, 2012) is fair, from a financial point of view, to the holders of Shares (other than the Affiliates of Parent), it being agreed that neither Parent nor Merger Sub has any rights with respect to such opinion. A true, complete and correct copy of such Initial Fairness Opinion has been provided to Parent, for informational purposes only.

(b) The Company Board has received the opinion of Perella Weinberg (the “Fairness Opinion”) to the effect that, as of the date of such opinion and subject to the assumptions, qualifications and limitations relating to such opinion, the Per Share Merger Consideration is fair, from a financial point of view, to the holders of Shares (other than the Affiliates of Parent), it being agreed that neither Parent nor Merger Sub has any rights with respect to such opinion. A true, complete and correct copy of such Fairness Opinion will be provided to Parent, for informational purposes only, as promptly as reasonably practicable following November 7, 2012.

(c) The Company Board, at a meeting duly called and held, unanimously (with two members abstaining) (i) determined that this Agreement and the Merger are advisable and in the best interests of the stockholders of the Company; (ii) approved this Agreement and the Merger and (iii) recommended that the stockholders of the Company adopt this Agreement (the “Company Recommendation”).”

4. Amendment of Section 5.5(b). Section 5.5(b) of the Merger Agreement is hereby amended and restated in its entirety to read as follows:

“(b) Parent and Merger Sub have delivered to the Company complete and accurate copies, as of November 7, 2012, of (i) an executed commitment letter, dated as of November 7, 2012 (the “Equity Financing Letter”), pursuant to which the investors party thereto have committed, upon the terms and subject to the conditions thereof, to invest the cash amounts set forth therein (the “Equity Financing”), and (ii) an executed commitment letter, dated August 24, 2012, from Bank of America, N.A., Merrill Lynch, Pierce, Fenner & Smith Incorporated, Jefferies Finance LLC, Morgan Stanley Senior Funding, Inc. (collectively, the “Initial Commitment Parties”), as modified by the Joinder Agreement, dated September 14, 2012, between Merger Sub, the Initial Commitment Parties, Deutsche Bank Trust Company Americas, Deutsche Bank Cayman Islands Branch, Deutsche Bank Securities Inc. and Goldman Sachs USA Bank and as amended by the Amendment, dated October 26, 2012, between Merger Sub and the lenders party thereto (as so modified and amended, the “Debt Commitment Letter” and, together with the Equity Financing Letter, the “Financing Letters”), pursuant to which the lenders party thereto have committed to provide, upon the terms and subject to the conditions thereof, debt financing in an aggregate amount set forth therein (being collectively referred to as the “Debt Financing” and, together with the Equity Financing, the “Financing”). Parent and Merger Sub also have delivered to the Company true, complete and correct copies of(A) the fee letter, dated August 24, 2012, from Bank of America, N.A., Merrill Lynch, Pierce, Fenner & Smith Incorporated, Jefferies Finance LLC and Morgan Stanley Senior Funding, Inc., as modified by the Joinder Agreement, dated September 14, 2012, between Merger Sub, Deutsche Bank Trust Company Americas, Deutsche Bank Cayman Islands Branch, Deutsche Bank Securities Inc., Goldman Sachs Bank USA and the other parties thereto and as amended by the Amendment, dated October 26, 2012, between Merger Sub and the other parties thereto (as so modified and amended, the “Fee Letter”) and (B) the engagement letter, dated August 24, 2012, from Merrill Lynch, Pierce, Fenner & Smith Incorporated, Jefferies & Company, Inc. and Morgan Stanley & Co. LLC, as modified by the Joinder Agreement, dated September 14, 2012, between Merger Sub, Deutsche Bank Securities Inc., Goldman, Sachs & Co. and the other parties thereto and as amended by the Amendment, dated October 26, 2012, between Merger Sub and the other parties thereto (as so modified and amended, the “Engagement Letter”)”

5. Amendment to Section 5.5(c). All references in Section 5.5(c) of the Merger Agreement to “the date hereof” and “the date of this Agreement” are amended to be references to “November 7, 2012”. In the first sentence of Section 5.5(c), the phrase “no such amendment, restatement or modification is presently contemplated” shall be replaced with the phrase “no such amendment, restatement or modification is presently contemplated (other than amendments, restatements or modifications in compliance with Section 6.12)”.

6. Amendment to Section 7.2(a). Section 7.2(a) of the Merger Agreement is hereby amended and restated in its entirety to read as follows:

“(a) (i) The representations and warranties of the Company set forth in (A) Sections 4.2, 4.9(i), 4.17, 4.21, 4.18(a) and 4.18(b) shall be true and correct at and as of the date of this Agreement (or, with respect to Section 4.18(b), as of November 7, 2012) and at and as of the Closing Date as if made at and as of the Closing Date, (B) Section 4.3 shall be true and correct at and as of the date of this Agreement and at and as of the Closing Date as if made at and as of the Closing Date (except to the extent expressly made as of an earlier date, in which case as of such earlier date) except for de minimis inaccuracies and (C) any other Section of this Agreement shall be true and correct (without giving effect to any materiality or Company Material Adverse Effect qualifiers) at and as of the date of this Agreement and at and as of the Closing Date as if made at and as of the Closing Date (except to the extent expressly made as of an earlier date, in which case as of such earlier date), except where the failure of such representations and warranties referred to in this clause (C) to be so true and correct does not constitute, individually or in the aggregate, a Company Material Adverse Effect, and (ii) Parent shall have received at the Closing a certificate signed on behalf of the Company by a senior executive officer of the Company to the effect that the conditions set forth in Section 7.2(a)(i) have been satisfied.”

7. Amendment of Section 8.5(b). Section 8.5(b) of the Merger Agreement is hereby amended and restated in its entirety to read as follows:

“(b) In the event that:

(i) (x) this Agreement is terminated by the Company or Parent (1) pursuant to Section 8.2(b) or Section 8.4(b) or (2) pursuant to Section 8.2(a) at a time when this Agreement was terminable by Parent pursuant to Section 8.2(b) or Section 8.4(b), (y) an Acquisition Proposal is made (and, in the case of a termination pursuant to Section 8.2(b) or pursuant to Section 8.2(a) at a time when this Agreement was terminable by Parent pursuant to Section 8.2(b), publicly disclosed) after August 24, 2012 but prior to the date of the event giving rise to such right of termination and such Acquisition Proposal has not been publicly withdrawn prior to (1) the date of the event giving rise to such right of termination (in connection with a termination pursuant to Section 8.4(b) or pursuant to Section 8.2(a) at a time when this Agreement was terminable by Parent pursuant to Section 8.4(b)) or (2) the Company Stockholders Meeting (in connection with a termination pursuant to Section 8.2(b) or pursuant to Section 8.2(a) at a time when this Agreement was terminable by Parent pursuant to Section 8.2(b)), and (z) prior to or within 270 days of such termination, the Company enters into any definitive agreement with respect to, or consummates, any Acquisition Proposal (in each case whether or not such Acquisition Proposal is the same Acquisition Proposal referred to in clause (y)) (provided that for purposes of this clause (b), the references to “20%” in the definition of “Acquisition Proposal” shall be deemed to be references to “50%”);

(ii) this Agreement is terminated by Parent pursuant to Section 8.4(a);

(iii) this Agreement is terminated by the Company pursuant to Section 8.3(a); or

(iv) (x) this Agreement is terminated by the Company or Parent (1) pursuant to Section 8.2(b) or by Parent pursuant to Section 8.4(b) by reason of a breach by the Company of Section 6.2 or 6.3 or (2) pursuant to Section 8.2(a) at a time when this Agreement was terminable by Parent pursuant to Section 8.2(b) or by Parent pursuant to Section 8.4(b) by reason of a breach by the Company of Section 6.2 or 6.3, and (y) prior to or within 270 days of such termination, the Company enters into any definitive agreement with respect to, or consummates, any Acquisition Proposal with Innospec Inc., Blackstone Management Associates VI LLC or any of their respective Affiliates (regardless of whether any Acquisition Proposal made prior to the Company Stockholder Meeting was publicly withdrawn prior to the Company Stockholders Meeting or the event giving rise to such right of termination);

then the Company shall promptly (but in no event later than (A) in the case of clause (i) above, three business days after the date on which the Company consummates the Acquisition Proposal or after the date on which the Company enters into a definitive agreement with respect thereto, (B) in the case of clause (ii) above, three business days after the date of such termination, (C) in the case of clause (iii) above, immediately prior to or substantially concurrently with such termination, and (D) in the case of clause (iv) above, three business days after the date on which the Company consummates the Acquisition Proposal or after the date on which the Company enters into a definitive agreement with respect thereto, pay or cause to be paid to Parent or its designees the Termination Fee by wire transfer of same day funds (it being understood that in no event shall the Company be required to pay the Termination Fee on more than one occasion). “Termination Fee” shall mean an amount equal to $24 million (less any Parent Expenses previously paid by the Company pursuant to Section 8.6). Any Termination Fee paid to Parent or its designees pursuant to this Agreement shall be paid by wire transfer of immediately available funds to an account or accounts designated in writing by Parent to the Company for such purpose.”

8. Amendment of Section 8.6. Section 8.6 of the Merger Agreement is hereby amended as follows: (a) the reference to “$2,500,000” is hereby amended to be “$10,000,000”; and (b) the proviso at the end of Section 8.6 is hereby amended and restated to read “; provided, however, that in no event shall the Company have any obligation to make any such payment (i) if, at the time of such termination, this Agreement was terminable by the Company pursuant to Section 8.3(b) or (ii) from and after the time that the Termination Fee has been paid by the Company.”

9. Termination of Discussions with Interested Parties. Immediately following the execution and delivery of this Amendment, the Company shall, and shall cause its Subsidiaries and shall use its reasonable best efforts to cause its and its Subsidiaries’ Representatives to, cease and terminate any existing discussions or negotiations with, and cease providing any information (including non-public information) to, each of Innospec Inc. and Blackstone Management Associates VI LLC (each, an “Interested Party”) and their respective Representatives with respect to the non-binding proposal of October 5, 2012 (as re-affirmed in a letter dated October 21, 2012, the “Non-Binding Proposal”), and the Company shall comply with Section 6.4 of the Merger Agreement, as amended, with respect to any revised inquiry, proposal or offer from any of the Interested Parties (including with respect to any amendment or modification to the Non-Binding Proposal), including by making the determinations required to be made by the Company Board or the Special Committee pursuant to Section 6.4(b) of the Merger Agreement, as amended, prior to taking any of the actions described in clause (A) or (B) of Section 6.4(b) of the Merger Agreement, as amended, with respect to any such inquiry, proposal or offer.

10. Proxy Supplement. Notwithstanding anything to the contrary in the Merger Agreement, as soon as reasonably practicable after the date of this Amendment, the Company shall (i) in consultation with Parent, prepare and file with the SEC a supplement to the Proxy Statement (the “Proxy Supplement”) and (ii) mail to the stockholders of the Company as of the record date established for the Company Stockholders Meeting the Proxy Supplement and all other proxy materials for the Company Stockholders Meeting. The Company shall file the Proxy Supplement with the SEC and commence mailing the Proxy Supplement to the stockholders of the Company within five business days after the date of this Amendment, unless a delay in filing or mailing is necessary to comply with any Applicable Law.

11. Company Authority Relative to Amendment. The Company hereby represents and warrants to Parent and Merger Sub that: (i) the Company has the requisite corporate power and authority to execute and deliver this Amendment and, upon receipt of the Company Stockholder Approval, to perform its obligations hereunder; (ii) the execution of this Amendment has been duly authorized by all requisite corporate action on behalf of the Company, and no other corporate proceedings on the part of the Company are necessary to authorize this Amendment; (iii) the Company has duly executed and delivered this Amendment; and (iv) assuming this Amendment has been duly authorized, executed and delivered by Parent and Merger Sub, this Amendment constitutes the valid and legally binding obligations of the Company, enforceable against the Company in accordance with its respective terms, subject to applicable bankruptcy, insolvency, fraudulent conveyance, reorganization, moratorium or other similar laws relating to creditors’ rights, general principles of equity and any implied covenant of good faith and fair dealing.

12. Parent and Merger Sub Authority Relative to Amendment. Parent and Merger Sub, jointly and severally, hereby represent and warrant to the Company that: (i) no vote of the holders of capital stock of Parent is necessary to approve this Amendment; (ii) each of Parent and Merger Sub has the requisite corporate power and authority to execute and deliver this Amendment, and, upon receipt of the Requisite Parent Vote, to perform its obligations hereunder; (iii) the execution of this Amendment has been duly authorized by all requisite corporate action on behalf of Parent and Merger Sub, and no other corporate proceedings on the part of Parent or Merger Sub are necessary to authorize this Amendment; (iii) each of Parent and Merger Sub has duly executed and delivered this Amendment; and (iv) assuming this Amendment has been duly authorized, executed and delivered by the Company, this Amendment constitutes the valid and legally binding obligations of each of Parent and Merger Sub, enforceable against Parent and Merger Sub in accordance with its respective terms, subject to applicable bankruptcy, insolvency, fraudulent conveyance, reorganization, moratorium or other similar laws relating to creditors’ rights, general principles of equity and any implied covenant of good faith and fair dealing.

13. References to the Merger Agreement. After giving effect to this Amendment, each reference in the Merger Agreement to “this Agreement”, “hereof”, “hereunder”, “herein” or words of like import referring to the Merger Agreement shall refer to the Merger Agreement as amended by this Amendment, and all references in the Company Disclosure Letter and the Parent Disclosure Letter to “the Agreement” shall refer to the Merger Agreement as amended by this Amendment.

14. Construction. Except as expressly provided in this Amendment, all references in the Merger Agreement, the Company Disclosure Letter and the Parent Disclosure Letter to “the date hereof” and “the date of this Agreement” shall refer to August 24, 2012.

15. Other Miscellaneous Terms. The provisions of Article 9 (General Provisions) of the Merger Agreement shall apply mutatis mutandis to this Amendment and to the Merger Agreement as modified by this Amendment, taken together as a single agreement reflecting the terms therein as modified hereby.

16. No Further Amendment. Except as amended hereby, the Merger Agreement shall remain in full force and effect.

[Remainder of page intentionally left blank.]

The parties hereto have caused this Amendment to be signed by their respective officers thereunto duly authorized as of the date first written above.

TPC GROUP INC.

By	/s/ Michael T. McDonnell
Name: Michael T. McDonnell
Title: President and Chief Executive Officer

[Signature Page to Merger Agreement Amendment No. 1]

SAWGRASS HOLDINGS INC.

By:	/s/ Neil A. Wizel

Name: Neil A. Wizel
Title: Co-President and Treasurer

By:	/s/ Jack Norris

Name: Jack Norris
Title: Co-President and Secretary

[Signature Page to Merger Agreement Amendment No. 1]

SAWGRASS MERGER SUB INC.

By:	/s/ Neil A. Wizel

Name: Neil A. Wizel
Title: Co-President and Treasurer

By:	/s/ Jack Norris

Name: Jack Norris
Title: Co-President and Secretary

[Signature Page to Merger Agreement Amendment No. 1]

Annex B

November 7, 2012

Members of the Board of Directors

TPC Group Inc.

5151 San Felipe, Suite 800

Houston, TX 77056

Members of the Board of Directors:

We understand that TPC Group Inc., a Delaware corporation (the “Company”), Sawgrass Holdings Inc., a Delaware corporation (“Parent”), and Sawgrass Merger Sub Inc., a Delaware corporation and a wholly owned subsidiary of Parent (“Merger Sub”), have entered into an Agreement and Plan of Merger dated August 24, 2012 (the “Merger Agreement”) pursuant to which Parent will effect a merger involving the Company. We also understand that the Company is considering entering into an amendment to the Merger Agreement (the Merger Agreement, as amended, the “Amended Merger Agreement”). Pursuant to the Amended Merger Agreement (a) Merger Sub will merge with and into the Company (the “Merger”), as a result of which the Company will become a wholly owned subsidiary of Parent, and (b) each outstanding share of the common stock, par value $0.01 per share, of the Company (the “Company Common Stock”), other than, inter alia, (i) shares owned by Parent, Merger Sub or any subsidiary of Parent (the “Parent Group”) and (ii) shares owned by the Company in treasury or any direct or indirect wholly owned subsidiary of the Company, will be converted into the right to receive $45.00 in cash (the “Merger Consideration”). The terms and conditions of the Merger are more fully set forth in the Amended Merger Agreement. We understand that Parent is an affiliate of First Reserve Corporation and SK Capital Partners (together, with their respective affiliates and the Parent Group, the “Parent Affiliates”).

You have requested our opinion as to the fairness from a financial point of view to the holders of the Company Common Stock (other than any of the Parent Affiliates), of the Merger Consideration to be received by such holders in the proposed Merger.

For purposes of the opinion set forth herein, we have, among other things:

1.	reviewed certain publicly available financial statements and other business and financial information of the Company, including research analyst reports;

2.	reviewed certain internal financial statements, analyses, forecasts (the “Company Forecasts”), and other financial and operating data relating to the business of the Company, in each case, prepared by management of the Company;

3.	reviewed certain publicly available financial forecasts relating to the Company;

4.	discussed the past and current operations, financial condition and prospects of the Company with management of the Company and the Board of Directors of the Company;

5.	compared the financial performance of the Company with that of certain publicly-traded companies which we believe to be generally relevant;

B-1

6.	compared the financial terms of the Merger with the publicly available financial terms of certain transactions which we believe to be generally relevant;

7.	reviewed the historical trading prices and trading activity for the Company Common Stock, and compared such price and trading activity of the Company Common Stock with that of securities of certain publicly-traded companies which we believe to be generally relevant;

8.	reviewed the premia paid in certain publicly available transactions, which we believed to be generally relevant;

9.	reviewed the Merger Agreement and a proposed amendment thereto in the form of an Amendment No. 1 to the Merger Agreement dated November 5, 2012 as executed and delivered by Parent and Merger Sub (the “Amendment to the Merger Agreement”); and

10.	conducted such other financial studies, analyses and investigations, and considered such other factors, as we have deemed appropriate.

In arriving at our opinion, we have assumed and relied upon, without independent verification, the accuracy and completeness of the financial and other information supplied or otherwise made available to us (including information that is available from generally recognized public sources) for purposes of this opinion and have further relied upon the assurances of the management of the Company that information furnished by them for purposes of our analysis does not contain any material omissions or misstatements of material fact. With respect to the Company Forecasts, we have been advised by the management of the Company and have assumed, with your consent, that they have been reasonably prepared on bases reflecting the best currently available estimates and good faith judgments of management of the Company as to the future financial performance of the Company and the other matters covered thereby and we express no view as to the assumptions on which they are based. In arriving at our opinion, we have not made any independent valuation or appraisal of the assets or liabilities (including any contingent, derivative or off-balance-sheet assets and liabilities) of the Company, nor have we been furnished with any such valuations or appraisals, nor have we assumed any obligation to conduct, nor have we conducted, any physical inspection of the properties or facilities of the Company. In addition, we have not evaluated the solvency of any party to the Amended Merger Agreement, including under any state or federal laws relating to bankruptcy, insolvency or similar matters. We have assumed that the final executed Amendment to the Merger Agreement will not differ in any material respect from the form of Amendment to the Merger Agreement reviewed by us except that it will reflect the Merger Consideration of $45.00 per share of Company Common Stock and that the Merger will be consummated in accordance with the terms set forth in the Amended Merger Agreement, without material modification, waiver or delay. In addition, we have assumed that in connection with the receipt of all the necessary approvals of the proposed Merger, no delays, limitations, conditions or restrictions will be imposed that could have an adverse effect on the Company. We have relied as to all legal matters relevant to rendering our opinion upon the advice of counsel.

This opinion addresses only the fairness from a financial point of view, as of the date hereof, of the Merger Consideration to be received by the holders of the Company Common Stock (other than any of the Parent Affiliates) pursuant to the Amended Merger Agreement. We have not been asked to, nor do we, offer any opinion as to any other term of the Amended Merger Agreement (or any related agreement) or the form or structure of the Merger or the likely timeframe in which the Merger will be consummated. In addition, we express no opinion as to the fairness of the amount or nature of any compensation to be received by any officers, directors or employees of any parties to the Merger, or any class of such persons, whether relative to the Merger Consideration to be received by the holders of the Company Common Stock pursuant to the Amended Merger Agreement or otherwise. We do not express any opinion as to any tax or other consequences that may result from the transactions contemplated by the Amended Merger Agreement or any other related document, nor does our opinion address any legal, tax, regulatory or accounting matters, as to which we understand the Company has received such advice as it deems necessary from qualified professionals. Our opinion does not address the underlying business decision of the Company to enter into the Merger or the relative merits of the Merger as compared with any other strategic alternative which may be available to the Company.

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We have acted as financial advisor to the Board of Directors of the Company in connection with the Merger and will receive a fee for our services, a portion of which is payable upon the rendering of this opinion and a significant portion of which is contingent upon the consummation of the Merger. In addition, the Company has agreed to reimburse us for certain expenses that may arise, and indemnify us for certain liabilities and other items that may arise, out of our engagement. During the two year period prior to the date hereof, no material relationship existed between Perella Weinberg Partners LP and its affiliates and the Company or Parent pursuant to which compensation was received by Perella Weinberg Partners LP or its affiliates; however Perella Weinberg Partners LP and its affiliates may in the future provide investment banking and other financial services to the Company and Parent and their respective affiliates and in the future may receive compensation for the rendering of such services. In the ordinary course of our business activities, Perella Weinberg Partners LP or its affiliates may at any time hold long or short positions, and may trade or otherwise effect transactions, for our own account or the accounts of customers or clients, in debt or equity or other securities (or related derivative securities) or financial instruments (including bank loans or other obligations) of the Company or Parent or any of their respective affiliates. The issuance of this opinion was approved by a fairness opinion committee of Perella Weinberg Partners LP.

This opinion is for the information and assistance of the Board of Directors of the Company in connection with, and for the purposes of its evaluation of, the Merger. This opinion is not intended to be and does not constitute a recommendation to any holder of Company Common Stock as to how such holder should vote or otherwise act with respect to the proposed Merger or any other matter and does not in any manner address the prices at which shares of the Company Common Stock will trade at any time. In addition, we express no opinion as to the fairness of the Merger to, or any consideration received in connection with the Merger by, any of the Parent Affiliates or the holders of any other class of securities, creditors or other constituencies of the Company. Our opinion is necessarily based on financial, economic, market and other conditions as in effect on, and the information made available to us as of, the date hereof. It should be understood that subsequent developments may affect this opinion and the assumptions used in preparing it, and we do not have any obligation to update, revise, or reaffirm this opinion.

Based upon and subject to the foregoing, including the various assumptions and limitations set forth herein, we are of the opinion that, as of the date hereof, the Merger Consideration to be received by the holders of the Company Common Stock (other than any of the Parent Affiliates) pursuant to the Amended Merger Agreement is fair from a financial point of view to such holders.

Very truly yours,

/s/ Perella Weinberg Partners LP

PERELLA WEINBERG PARTNERS LP

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